Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

PHH HOME LOANS, LLC

January 31, 2005

i

Index of Defined Terms

Page
Act	1
Additional Capital Determination	26
Adjusted Capital Account	2
Advisor	34
Affiliate	2
Agreement	1,2
Annual Business Plan	40
Assignment	2
Authorized Representatives	17
Bankruptcy	2
Bankruptcy Event	45
Beneficial Owner	3
Board	34
Business Day	3
Capital Account	26
Capital Contribution	3
Cendant	3
Cendant Advisors	34
Cendant Designated Buyer	45,50
Cendant List	45
Cendant Member	1
Cendant Mobility	3
Cendant Mobility Offices	3
Cendant Owned Real Estate Offices	3
Cendant Put	45
Cendant Put Notice	46
Cendant Real Estate	3
Cendant Termination Event	41
Certificate of Formation	1
Change of Control	3
Closing Date	4
Code	4
Common Interest Percentage	25
Common Interests	25
Company	1
Company Expenses	61
Company Minimum Gain	4

v

Page
Company Property or Properties	4
Company Regulatory Event	5
Confidential Information	24
Contributed Property	5
Contribution Agreement	5
Contribution Date	19
Contribution Notice	18
Control	5
Controlling Person	5
Customer	5
Depreciation	5
Dispute	67
Disputing Member	67
Distributable Net Income	6
Event of Dissolution	54
Fair Market Value	6
FHA	6
Fiscal Period	6
Fiscal Quarter	6
GAAP	6
Governmental Entity	6
Gross Asset Value	6
HUD	8
HUD-Manager	34
Indemnified Parties	63
Initial Capital Contribution	25
Initial Officers	40
Initial Operating Agreement	1
Insolvency	8
Interest	8
Investor Commitments	8
Lease	8
License Agreement	8
Liquidating Trustee	55
Loan Funding Facility	8
Losses	8
LTM Net Income	47
Major Action	36
Management Services Agreement	8
Managing Member	9
Master Sublease Agreement	9
Mediation Request	67
Member	1,9

2

Page
Member Nonrecourse Debt	9
Member Nonrecourse Debt Minimum Gain	9
Member Nonrecourse Deductions	9
Members	1
Minimum Capital Requirements	38
Mobility Interim MSA	9
Mortgage Instrument	10
Mortgage Loan	10
Mortgage Loan Disclosure	10
Mortgage Loan Documents	10
Mortgage Loan Sale Agreement	10
Mortgage Note	10
Mortgaged Property	10
MSA	10
Net Income	10
Net Loss	10
New Member	12
Nonrecourse Deductions	12
Nonrecourse Liability	12
Non-Renewal Notice	53
Non-Renewal PHH Sale	53
Non-Renewal Put	53
NRT Interim MSA	12
Origination Channels	12
Other Indemnified Parties	65
Person	12
PHH	12
PHH Advisors	34
PHH Change of Control	13
PHH Interests	47
PHH Material Breach	44
PHH Member	1
PHH Regulatory Event	12
PHH Sale	45
PHH Sale Notice	47
PHH Termination Event	48
PIMI Contributed Assets	19
PMC	12
Proceeding	13
Purchase Notice	49
Purchase Price	49
Purchase Right	49
Put Date	46
Put Price	45

3

Page
Regulatory Event Fee	44
Regulatory Order	13
Related Transaction	33
RESPA	13
Rules	67
Sale Date	48
Sale Price	47
Securities Act	13
Small Corps	13
Special Termination Event	42
Special Termination Notice	42
Special Termination Put	53
SRA	1
State Agency	13
Subsequent Capital Contributions	19
Subsidiary	13
Tax Matters Member	62
Termination Payment	47
Transaction Documents	13
Transfer	14
Treasury Regulations	14
Two Year PHH Sale	50
Two Year Put	50
Two Year Put Closing Date	51
Two Year Put Date	50
Two Year Put Price	50
Two Year Sale Date	50
Two Year Sale Price	52
Two-Year Termination Notice	50
Venture License Agreement	14

4

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT, dated as of January 31, 2005 (this “Agreement”), of PHH Home Loans, LLC (the “Company”), a Delaware limited liability company, is by and between PHH Broker Partner Corporation, a Maryland corporation (the “PHH Member”), and Cendant Real Estate Services Venture Partner, Inc., a Delaware corporation (the “Cendant Member”) and each Person (as hereinafter defined) subsequently admitted as a member of the Company (individually, a “Member” and, collectively, the “Members”).

W I T N E S S E T H:

WHEREAS, the PHH Member and the Cendant Member entered into a Limited Liability Company Operating Agreement, effective as of November 3, 2004 (the “Initial Operating Agreement”) and formed the Company pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware (the “Act”) by filing the Certificate of Formation of the Company (the “Certificate of Formation”) in accordance with the Act;

WHEREAS, the Members desire to amend and restate the Initial Operating Agreement;

WHEREAS, the Members intend that hereafter the principal purpose of the Company shall be to originate and sell mortgage loans sourced through Cendant’s owned residential real estate brokerage and corporate relocations businesses and from all U.S.-based employees of Cendant and its Subsidiaries, in accordance with the terms and provisions of this Agreement;

WHEREAS, this Agreement sets forth, among other things, the agreement among the Members as to the governance of the affairs of the Company and the conduct of its business; and

WHEREAS, concurrently with the execution of this Agreement, Cendant Real Estate, PHH, the Cendant Member, PMC, the PHH Member and the Company have entered into a Strategic Relationship Agreement (as amended from time to time, the “SRA”) which sets forth certain matters related to the business relationship among the parties thereto during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I
Definitions

Section 1.1      Definitions. As used in this Agreement, the following terms shall each have the meaning set forth in this Article (unless the context otherwise requires).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Period, after: (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (ii) debiting to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, when used with reference to a specific Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person. For the avoidance of doubt, neither the Company nor any of the Brand Franchisees, as defined in the SRA, shall be deemed to be an Affiliate of Cendant or any of Cendant’s Affiliates for any purpose hereunder or under any of the other Transaction Documents.

“Agreement” means this Agreement, including the Schedules and Exhibits hereto, as originally executed and as subsequently amended from time to time in accordance with the provisions hereof.

“Assignment” shall mean a document, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located, to reflect all transfers of the applicable Mortgage Instrument and the Mortgage Note.

“Bankruptcy” means, with respect to any Person, the happening of any one or more of the following events: (a) such Person (or, in the case of any Person which is a partnership, any general partner thereof): (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged bankrupt or insolvent, or there has been entered against such Person (or general partner) an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking in respect of such Person (or general partner) any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person (or such general partner) in any proceeding of a nature described above; or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of such Person (or such general partner) or of all or any substantial part of such Person’s (or such general partner’s) properties; or (b) 120 days after the commencement of any proceeding against any such Person (or such general partner) seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding has not been dismissed, or within 90 days after the appointment without such Person’s (or such general partner’s) consent or acquiescence of a trustee, receiver or liquidator of the Person (or such general partner) or of all or any substantial part of such Person’s (or such general partner’s) properties, if such appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, if such appointment is not vacated.

“Beneficial Owner” shall, with respect to any Person, be determined as set forth in Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which commercial banks in the State of New York are closed.

“Cendant” means Cendant Corporation, a Delaware corporation.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any asset (other than cash) contributed to the capital of the Company pursuant to Article IV hereof.

“Cendant Mobility Office” means any office comprising part of Cendant’s corporate relocation business, including, without limitation, any office of Cendant Mobility Services Corporation (“Cendant Mobility”) or any of its Subsidiaries, whether owned as of the date hereof or acquired or opened hereafter by Cendant Mobility or one of its Subsidiaries.

“Cendant Owned Real Estate Office” means any residential real estate brokerage office owned as of the date hereof or acquired or opened hereafter by Cendant Real Estate or one of its Subsidiaries, including NRT Incorporated.

“Cendant Real Estate” means Cendant Real Estate Services Group, LLC, a Delaware limited liability company.

“Change of Control” means, with respect to any Person, the occurrence of any event set forth in one of the following paragraphs:

(a)
any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of such Person representing greater than one-third of the combined voting power of such Person’s outstanding securities;

(b)
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of such Person (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of such Person was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the Board of Directors of such Person;

(c)
there is consummated a merger, consolidation or similar transaction (including a recapitalization) of such Person with any other Person, other than a merger or consolidation immediately following which the stockholders of such Person immediately prior thereto own in the aggregate not less than two-thirds of the combined voting power of the entity surviving such merger, consolidation or similar transaction or the Controlling Person thereof; or

(d)
there is consummated a sale or disposition by such Person of all or a substantial portion of such Person’s assets to another Person, other than a sale or disposition immediately following which the stockholders of such Person immediately prior thereto own in the aggregate not less than two-thirds of the combined voting power of such other Person or the Controlling Person thereof.

“Closing Date” means January 31, 2005.

“Code” means the Internal Revenue Code of 1986.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Property or Properties” means all interests, properties, whether real or personal, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

“Company Regulatory Event” means a situation in which (i) the Company becomes subject to any Regulatory Order, or any Governmental Entity initiates a Proceeding with respect to the Company, and (ii) such Regulatory Order or Proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more of the quarterly distributions to be paid by the Company pursuant to Section 5.6 of this Agreement; provided, however, that Company Regulatory Event shall not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances described in (ii) above, or (2) any Regulatory Order or Proceeding that results solely from acts or omissions on the part of the Cendant Entities or their Affiliates.

“Contributed Property” means property or other consideration (other than cash) contributed to the Company in exchange for Interests.

“Contribution Agreement” means the Contribution Agreement to be entered into by and among the Cendant Member, the Company and the PHH Member pursuant to Section 2.11 hereof.

“Control” shall mean, with regard to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative with the foregoing.

“Controlling Person” means a Person who controls another Person.

“Customer” means any individual who contacts the Company, whether in person or by mail, phone, via the Internet (including by electronic mail), or otherwise, or who is so contacted by the Company, about the possibility of obtaining a Mortgage Loan through the Company, or who otherwise obtains a Mortgage Loan from or through the Company.

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such Gross Asset Value which the asset had when its value was last adjusted, as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Period bears to the adjusted tax basis which the asset had when its value was last adjusted; and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Period is zero, then, subject to Section 6.3(a)(xiv), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Distributable Net Income” shall mean, for each Fiscal Quarter, an amount equal to the net income of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, less any amounts retained by the Company as shall be necessary to meet the Minimum Capital Requirements (which requirements shall be approved by the Board pursuant to Section 6.3).

“Fair Market Value” means the fair market value of an asset, as determined by the Managing Member using any reasonable method of valuation, except as otherwise provided herein; provided, however, that such fair market value shall be approved by the Board as provided in Section 6.3(a)(xvii).

“FHA” means the Federal Housing Administration of HUD or any successor thereto.

“Fiscal Period” means the period (i) commencing (w) at the beginning of each Fiscal Quarter, (x) the date of any acquisition of Interests by any new or existing Member in exchange for a Capital Contribution, or (y) on each date following the effective date of any distribution to a Member of any property as consideration for an Interest in the Company, and (ii) ending on the date immediately preceding the first day of the next Fiscal Period; provided, that the last Fiscal Period shall end on the date on which all assets of the Company are distributed to the Members pursuant to Section 9.4 hereof.

“Fiscal Quarter “ means (i) the period commencing on the date of this Agreement and ending on March 31, 2005, or (ii) any subsequent three (3) month period commencing on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively; provided, that the last Fiscal Quarter shall end on the date on which all assets of the Company are distributed to the Members pursuant to Section 9.4 hereof.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any court, agency or commission or other governmental or regulatory authority.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective Fair Market Values, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital

Contribution, (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company and (c) the liquidation of the Company, within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that, with approval of the Board pursuant to Section 6.3(a)(xiv) hereof, adjustments pursuant to clause (ii)(a) or (ii)(b) of this definition shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of such asset on the date of such distribution, unreduced by any liability secured by such asset; and

(iv) the Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Sections 734(b) or 743(b) of the Code, but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of Net Income and Net Loss or Section 5.2(f), provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Managing Member determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv) and the Board authorizes such paragraph (ii) adjustment pursuant to Section 6.3(a)(xiv) hereof.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), paragraph (ii) or paragraph (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Interest” means (i) a Member’s share of Net Income (and items of income and gain) and Net Loss (and items of loss and deduction) of the Company and a Member’s right to receive distributions from the Company in accordance with the provisions of this Agreement and the Act and (ii) such Member’s other rights and privileges as herein provided, including, without limitation, voting privileges.

“Insolvency” means, when used with respect to any Person, such Person is unable to pay its debts and obligations as they become due, or has incurred debts beyond its ability to pay such debts as they mature.

“Investor Commitments” means any agreement, contract or arrangement pursuant to which any Person purchases or agrees to purchase Mortgage Loans from the Company or any Subsidiary of the Company.

“Lease” means the Bishop’s Gate Sublease, substantially in the form of Exhibit A hereto, to be entered into between the Company and PMC on the Contribution Date, pursuant to which the Company will lease space from PMC at 3000 Leadenhall Road, Mt. Laurel, NJ 08054.

“License Agreement” means the Trademark License Agreement, dated as of the date of this Agreement, between PMC and TM Acquisition Corp., Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc., pursuant to which PMC has been granted a license to use the Cendant Real Estate Franchisee Brands (as defined in the SRA) in connection with its business, on the terms set forth therein.

“Loan Funding Facility” means a credit or loan agreement or other funding arrangement, approved by the Board pursuant to Section 6.3 hereof, pursuant to which the Company and/or its Subsidiaries borrows money for the purpose of funding Mortgage Loan originations.

“Losses” means any and all losses, damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), and shall specifically include, but only for purposes of Section 12.4 hereof, any indirect, special, incidental or consequential damages (including lost profits and lost cash distributions).

“Management Services Agreement” means the Management Services Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by the Company and PMC in accordance with Section 2.11 of this Agreement.

“Managing Member” means the PHH Member, or such other Member as may replace the PHH Member as Managing Member pursuant to Section 8.2 or 8.4 hereof.

“Master Sublease Agreement” means the Master Shared Office Space Agreement, substantially in the form attached hereto as Exhibit C, to be entered into between the Company and NRT on the Contribution Date, pursuant to which the

Company will sublease from NRT office space utilized by field personnel of the Company who are co-located in a Cendant Owned Real Estate Office.

“Member” means, at any time, a Person admitted as a member of the Company pursuant to Section 3.2 hereof and listed on Schedule I hereto. If a Member Transfers its Interest or any portion thereof to a Person who is not a Member, reference in this Agreement to a “Member” or such Member’s Capital Account in connection with such Transferred Interest or portion thereof shall be deemed to be a reference to the record holder of such Transferred Interest or portion thereof for the purpose of calculating the economic interest and Capital Account balances and adjustments represented by such Transferred Interest or portion thereof until such record holder of such Transferred Interest or portion thereof is admitted as a Member.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulation Section 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Period shall be determined in accordance with the rules of Treasury Regulation Section 1.704-2(i)(2).

“Mobility Interim MSA” means the Marketing Agreement, by and between Cendant Mobility and PMC, dated as of January 31, 2005.

“Mortgage Instrument” means any deed of trust, security deed, mortgage, or other instrument which constitutes a first lien or second lien on the Mortgaged Property securing payment by a mortgagor of a Mortgage Note.

“Mortgage Loan” means a mortgage loan (including a home equity line of credit) evidenced by one or more promissory notes and secured by a mortgage or deed of trust on one or more residential real estate properties.

“Mortgage Loan Disclosure” shall mean any disclosure, notice or other document or statement that, pursuant to applicable law, must be provided to a Customer by or on behalf of the Company in connection with the origination, closing and funding of a Mortgage Loan or an application for a Mortgage Loan.

“Mortgage Loan Documents” means the Mortgage Instruments, Mortgage Notes and Assignments.

“Mortgage Loan Sale Agreement” means a Mortgage Loan Sale Agreement to be entered into by and between the Company and PMC in accordance with Section 2.11 hereof.

“Mortgage Note” means the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the mortgagor under a Mortgage Loan.

“Mortgaged Property” means the interest in real property pledged to secure a Mortgage Note, as evidenced by one or more Mortgage Instruments.

“MSA” means the Marketing Services Agreement, dated as of the date of this Agreement, by and between PMC and certain Subsidiaries of Cendant Real Estate.

“Net Income” and “Net Loss” shall mean, for each Fiscal Period, an amount equal to the Company’s items of taxable income or loss for such Fiscal Period, determined in accordance with Section 703 of the Code (for this purpose all items of income, gain, loss and deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) or that are treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c) in the event that the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other costs recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation with respect to each asset of the Company for such Fiscal Period computed in accordance with the definition of Depreciation;

(f) to the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items specially allocated pursuant to Section 5.2 shall not be considered in determining Net Income or Net Loss.

“New Member” means any Person not listed on Schedule I as of the date hereof who has been admitted as a Member to the Company pursuant to Section 3.2 hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1), and the amount of the Nonrecourse Deductions for a Fiscal Period shall be determined in accordance with Treasury Regulation Section 1.704-2(c).

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation Section 1.704-2(b)(3).

“NRT Interim MSA” means the Marketing Agreement, by and between NRT Incorporated and PMC, dated as of January 31, 2005.

“Origination Channels” has the meaning assigned to such term in the SRA.

“Person” means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person, as the context may require.

“PHH” means PHH Corporation, a Maryland corporation.

“PHH Regulatory Event” means a situation in which (i) PMC or any of its Affiliates (other than the Company) becomes subject to any Regulatory Order, or any Governmental Entity initiates a Proceeding with respect to PMC or any of its Affiliates (other than the Company), and (ii) such Regulatory Order or Proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid by the Company pursuant to Section 5.6 of this Agreement; provided, however, that PHH Regulatory Event shall not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that PMC or such Affiliate or the Company is unable to cure the resulting circumstances described in (ii) above, or (2) any Regulatory Order or Proceeding that results solely from acts or omissions on the part of Cendant or its Affiliates.

“PMC” means PHH Mortgage Corporation, a New Jersey corporation.

“PHH Change of Control” means a Change of Control of PHH, or the Managing Member or any other Affiliate of PHH that beneficially owns, directly or indirectly, any Interest of the Company.

“Proceeding” means any legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature.

“Regulatory Order” means any injunction, order, judgment, decree, memorandum of understanding, consent decree, directive or regulatory restriction, or any change in or interpretation of any law, rule or regulation, imposed by a Governmental Entity.

“RESPA” means the Real Estate Settlement Procedures Act, 12 U.S.C. § 2601 et seq., and the Department of Housing and Urban Development’s implementing regulation, Regulation X, 24 C.F.R. § 3500 et seq.

“Securities Act” means the Securities Act of 1933.

“Small Corps” means, collectively, the companies listed in Exhibit D.

“State Agency” means any agency or other Governmental Entity of any of the fifty states of the United States or of the District of Columbia, in each case having authority to regulate the mortgage-related activities of the Company or any of its Subsidiaries or to determine the investment requirements with regard to mortgage loan originations performed by the Company or any of its Subsidiaries.

“Subsidiary” means, when used with respect to any party, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP, and, when used with respect to the Company, shall include, without limitation, those Small Corps that will become Subsidiaries of the Company following the completion of the Subsequent Capital Contributions in accordance with Section 2.11 hereof.

“Transaction Documents” means, collectively, this Agreement, the SRA, the MSA, the NRT Interim MSA, the Mobility Interim MSA, the License Agreement, the Venture License Agreement, the Management Services Agreement, the Lease Agreement, the Master Sublease Agreement, the Contribution Agreement and the Mortgage Loan Sale Agreement.

“Transfer” means any change in the record or beneficial ownership of an Interest, whether made voluntarily or involuntarily by operation of law.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Venture License Agreement” means the Trademark License Agreement, by and among TM Acquisition Corp., Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc. and the Company, dated as of January 31, 2005.

Section 1.2      Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or Treasury Regulations means such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Exhibits, Sections and Schedules mean the Articles, Exhibits, Sections and Schedules of this Agreement. The Exhibits and Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement.

ARTICLE II
General Provisions

Section 2.1      Form. The Members hereby agree to operate the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act.

Section 2.2      Company Name. The name of the Company is “PHH Home Loans, LLC” or such other name or names as may be selected by a unanimous vote of the Members from time to time, and its business shall be carried on in such name and in the other names listed on Schedule 2.2 hereto, with such variations and changes thereto as the Members shall deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.3      Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the name of the Company’s registered agent in the State of Delaware is, Corporation Service Company.

Section 2.4      Place of Business. The business address of the Company is 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, or such other place as the Members shall designate by unanimous vote.

Section 2.5      Purpose; Nature of Business Permitted; Powers.

(a)     The Company is formed for the purposes of (1) originating Mortgage Loans that are sourced through any Cendant Owned Real Estate Office and fulfilled through any of the Origination Channels, (2) originating Mortgage Loans that are sourced through any Cendant Mobility Office and fulfilled through any of the Origination Channels, (3) originating Mortgage Loans for U.S.-based employees of Cendant and its Subsidiaries and fulfilled through any of the Origination Channels, (4) originating Mortgage Loans sourced by any loan officer of the Company, either through any Cendant Owned Real Estate Office or through any Cendant Mobility Office, (5) selling all Mortgage Loans originated by the Company on a servicing-released basis on terms consistent with the provisions of Section 6.1(b) below, and (6) any other purpose agreed to unanimously by the Members in writing. For the avoidance of doubt, the purposes for which the Company is formed shall not include, and without the prior unanimous written consent of all Members the Company shall not engage in, (i) originating, purchasing or otherwise acquiring and holding Mortgage Loans for investment purposes, or (ii) servicing Mortgage Loans or retaining servicing rights with respect to any Mortgage Loans originated and sold by the Company.

(b)      Subject to the other provisions of this Agreement, the Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, but only in so far as such powers and privileges are necessary to the conduct, promotion or attainment of the business purposes of the Company specified in Section 2.5(a) hereof, including, without limitation, the power:

(i)      to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, license, pledge or otherwise dispose of the Company’s interest in assets or any property held by the Company, including, without limitation, interests in technology, intellectual property rights and other proprietary processes, products or services;

(ii)      to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

(iii)      to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Company purposes;

(iv)      to bring and defend actions and proceedings at law or in equity or before any Governmental Entity, including any State Agency;

(v)      to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

(vi)      to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s business purposes, and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the business purposes of the Company;

(vii)      to obtain and hold any and all permits, licenses, consents, authorizations and approvals as the Managing Member may from time to time deem necessary or appropriate for the conduct of the business of the Company and its Subsidiaries, including, without limitation, any such licenses and authorizations as may be required pursuant to the rules and regulations of any State Agency; and

(viii)      to carry on any other activities necessary or incidental to any of the foregoing.

Section 2.6      Business Transactions of a Member with the Company. In accordance with Section 18-107 of the Act and subject to the requirements of Section 6.1(e) and Section 6.3 hereof, a Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

Section 2.7      No State-Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership), or any Member a partner of a partnership or a partner with any other Member, for any purpose other than, in each case, federal and state income tax purposes.

Section 2.8      Authorized Representatives. The “Authorized Representatives” of each Member shall be those Persons appointed from time to time as Advisors by such Member in accordance with Section 6.2 hereof. The written statements and representations of an Authorized Representative on behalf of a Member shall be the only authorized statements and representations of such Member with respect to the matters specifically covered by this Agreement. The term “approved by” or “consented to by” or “consent of” or “satisfactory to” with respect to a Member means a decision or action which has been consented to in writing by an Authorized Representative of such Member.

Section 2.9      Term. The existence of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware, and shall continue until January 31, 2055, unless earlier dissolved pursuant to the provisions of Article IX hereof. Upon the occurrence of an Event of Dissolution, all FHA-insured loans held by the Company shall be transferred to an approved mortgagee or lender prior to dissolution of the Company.

Section 2.10      D/B/As, Fictitious Names, Licenses and Regulatory Approvals.

(a)      The Company and its Subsidiaries shall make all d/b/a, fictitious name and similar filings as are listed on Schedule 2.10(a) hereto and shall obtain all licenses and regulatory approvals in each of the fifty (50) states and in the District of Columbia as shall be necessary to conduct its loan origination, loan sales and related operations as contemplated by this Agreement and the other Transaction Documents in all such jurisdictions. The Cendant Member shall be responsible for making all such d/b/a, fictitious name and similar filings, and the PHH Member shall be responsible for obtaining all such licenses and regulatory approvals. On the fifteenth (15th) of February, 2005 and on the first (1st) and fifteenth (15th) of each month thereafter, the PHH Member shall provide to the Cendant Member a detailed report on the status of all licenses and regulatory approvals necessary to operate the Company and its Subsidiaries.

(b)      Not more than forty-five (45) days after the PHH Member receives all of the requisite d/b/a, fictitious name and other similar approvals for filings made by the Cendant Member in accordance with Section 2.10(a) above in any state, the PHH Member shall cause the Company to file with the appropriate regulatory authorities in such state all applications for the requisite licenses and regulatory approvals with respect to the business to be conducted by the Company and any of its Subsidiaries in such state; provided, however, that for purposes of counting the forty-five day period herein, no such approvals shall be deemed received by the PHH Member prior to February 15, 2005. The PHH Member shall pay to the Cendant Member a cash payment of $50,000 per month with respect to each state for which the Company shall not have met such forty-five (45) day deadline, with such payment being due and payable on the day of such deadline and again every thirty (30) days thereafter until such filing has been made.

(c)      The PHH Member shall cause the Company to diligently pursue and use its reasonable best efforts to obtain all such licenses and regulatory approvals described above not later than July 31, 2005. Without limiting the foregoing, the PHH Member shall comply in a timely manner with all requests for information received from any State Agency (provided that the PHH Member shall not be responsible for any failure or refusal by Cendant to provide any information so requested) and shall cause representatives of the Company to meet in person with the requisite regulatory authorities in any state where such authorities have so requested or where receipt of approval from such authorities has been delayed and the Cendant Member so reasonably requests.

Section 2.11      Subsequent Capital Contributions.

(a)      At any time after the Company shall have obtained all requisite licenses and approvals and made all other filings necessary to enable it to operate its business both (1) in not less than 25 states and (2) in each of those states listed on Schedule 2.11(a) hereto or any subset thereof approved by the Cendant Member in writing, the Cendant Member shall have the right to deliver to the PHH Member a written notice (the “Contribution Notice”) containing the Cendant Member’s election to cause the Subsequent Capital Contributions (as defined below) to occur. The Parties shall consummate the transactions constituting the Subsequent Capital Contributions on the date specified by the Cendant Member in the Contribution Notice, which date (the

“Contribution Date”) shall be no earlier than the seventh (7th) day following the date of delivery of such notice to the PHH Member. On the Contribution Date, the Parties shall take the following actions:

(i)      the PHH Member shall contribute, or cause to be contributed, to the Company, (A) substantially all of the assets constituting the businesses of each of the companies constituting the Small Corps (with the form of the transaction in which such transfer shall occur being determined pursuant to subparagraph (b) below), and (B) those separately identifiable assets that comprise part of PMC’s “phone-in, move-in” origination channel and that will be utilized by the Company and its employees in the operation of its loan origination business (as identified and scheduled by the Parties in accordance with subparagraph (b) below) (the “PIMI Contributed Assets”);

(ii)      the Cendant Member shall contribute, or cause to be contributed, to the Company (A) the right to use those tradenames and marks specified in the Venture License Agreement, on a royalty-free basis and otherwise on the terms set forth in such agreement, and (B) an amount of cash determined in accordance with subparagraph (b) below;

(iii)      the parties shall execute the Contribution Agreement, the Management Services Agreement, the Mortgage Loan Sale Agreement, the Lease and the Master Sublease Agreement;

(iv)      the PHH Member shall cause the Company to offer employment to (A) such employees of PMC as shall be reasonably necessary to enable the Company to perform its obligations pursuant to the terms of the SRA, and (B) all of the employees of the Small Corps (other than those Small Corps that will become Subsidiaries of the Company upon being contributed to the Company); and

(v)     the PHH Member shall cause the Company to sponsor and maintain its own employee benefit plans (including, but not limited to welfare benefit plans and tax-qualified pension and retirement plans) for the benefit of the employees of the Company and its Subsidiaries.

The actions contemplated by subparagraphs (i) through (v) above are referred to herein as the “Subsequent Capital Contributions.”

(b)     As soon as practicable after the date of this Agreement, in preparation for the Subsequent Capital Contributions, the Parties shall cooperate in good faith to do each of the following as promptly as practicable following the date hereof and in any event within such time as shall be necessary to enable the Subsequent Capital Contributions to occur by mid-year 2005:

(i)      Determine the form of the transaction (merger, asset transfer, transfer of equity interests or other) pursuant to which the businesses of the Small Corps will be contributed to the Company (including, among other things, determining the consents and approvals and d/b/a and other filings, qualifications and notices required to be obtained or made in connection with such transaction and the expected timing thereof), it being understood that the final determination regarding the form of such transaction shall be made by the Cendant Member in its sole discretion, and that the Parties will work together with a view toward structuring the contributions so that the loans originated by the Small Corps whose businesses will be combined directly with the Company’s (rather than becoming Subsidiaries of the Company) will constitute not less than 15% of all loans originated directly by the Company;

(ii)      Obtain all such consents and approvals and make all such d/b/a and other filings, qualifications and notices as shall be necessary to complete the contribution of the businesses of the Small Corps to the Company pursuant to the form of transaction determined in accordance with subparagraph (b)(i) above;

(iii)      Prepare detailed and complete schedules identifying all of the PIMI Contributed Assets, all of the employees of PMC and its Subsidiaries who will be offered employment with the Company on the Contribution Date, and, if the form of transaction determined pursuant to subparagraph (i) above contemplates one or more asset transfer transactions, all of the assets, contracts and other rights constituting the businesses of the applicable Small Corps to be contributed to the Company pursuant to such transactions;

(iv)      Obtain valuations (which in the case of subclauses (A) and (C) below shall be performed by an unaffiliated third party selected by the Cendant Member) for (A) the businesses of the Small Corps to be contributed to the Company pursuant to Section 2.11(a)(i)(A) above, (B) the PIMI Contributed Assets to be contributed to the Company pursuant to Section 2.11(a)(i)(B) above, and (C) the Venture Trademark License to be contributed to the Company pursuant to Section 2.11(a)(ii)(A) (it being understood that the amount of cash to be contributed to the Company by the Cendant Member pursuant to Section 2.11(a)(ii)(B) shall equal the difference between the total of the amounts determined pursuant to subclauses (A) and (B) above and the amount determined pursuant to subclause (C) above), and finalize Schedule II to this Agreement to reflect the updated Gross Asset Values for such assets based upon such valuations;

(v)      Prepare all agreements, instruments and other documents necessary or appropriate to effect the transactions constituting the Subsequent Capital Contributions (including without limitation a Contribution Agreement), which agreements shall include provisions for, among other things, (A) customary representations from the PHH Member with respect to the assets to be contributed by it to the Company, the consents and approvals necessary to effect such contributions, compliance with law and other regulatory matters with respect to the businesses of the Small Corps and employee matters with respect to the period prior to the Contribution Date, and (B) indemnification of the Company by the PHH Member with respect to Losses arising out of or resulting from any matter, circumstance or event occurring prior to the Contribution Date with respect to or affecting the business, assets or employees of the Small Corps contributed by or on behalf of the PHH Member; and

(vi)      Prepare a Mortgage Loan Sale Agreement having terms consistent with Section 6.1(b) of this Agreement.

(c)      Prior to making the Subsequent Capital Contributions contemplated by subparagraph (a) above, if the form of transaction involves any of the companies comprising the Small Corps being merged into the Company or being contributed to the Company and becoming a Subsidiary of the Company as a result thereof, the PHH Member shall (i) settle and eliminate all intercompany accounts receivable, accounts payable or other arrangements and obligations between PHH or any of its Subsidiaries, on the one hand, and each such company, on the other, (ii) cause all of the ownership interests in Landover Mortgage LLC held by any such company to be distributed by such company to PMC, and (iii) in the case of any such company that will become a Subsidiary of the Company following the contribution, convert such company to a limited liability company pursuant to a transaction acceptable in form and substance to tax counsel for the Cendant Member prior to the Contribution Date.

(d)     The PHH Member and its Affiliates (other than the Company and any of the Small Corps (or any successor thereto) that is merged into the Company or contributed as a Subsidiary of the Company) shall bear and pay all costs and expenses (including Taxes) associated with the contribution of the businesses of the Small Corps contemplated by Section 2.11(a) hereof, all of the transactions contemplated by Section 2.11(c) hereof, and obtaining the consents and approvals required in connection with the contribution of the Small Corps contemplated by Section 2.11(b)(ii) above. Each Member shall bear and pay its own costs in connection with the other transactions contemplated by this Section 2.11.

ARTICLE III
Members

Section 3.1      Members. The Company shall consist of the Members executing this Agreement and any New Members admitted to the Company by the Members in accordance with terms hereof. The Members of the Company, together with the Common Interest Percentages and addresses of such Members, are listed on Schedule I of this Agreement. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership or share in the profits of the Company. The Managing Member shall have the authority, without the consent of the Members, but subject to the limitations contained in Article VI hereof and otherwise in accordance with the terms of this Agreement, to amend Schedule I in connection with any Transfer or other change in ownership of Interests permitted hereunder and to reflect (a) the admission of any New Member, (b) the removal, expulsion, retirement or death of any Member, in each case, in accordance with the terms of this Agreement and (c) any change in the Interests of any Member effected in accordance with the terms of this Agreement (including Section 4.3 or 10.1 hereof). No Person shall be deemed to be a Member unless such Person has executed and delivered to the Company a copy of this Agreement. Each New Member shall be deemed to have a fully executed copy of this Agreement if such Member is delivered a copy of this Agreement which (a) has been executed by such Member and (b) is countersigned on the same page by an authorized officer of the Company.

Section 3.2      Admission of New Members. New Members of the Company may only be added if the addition of any such proposed New Member is approved, prior to such admission, by the unanimous consent of all Members and if such proposed New Member executes this Agreement and makes the representations and warranties set forth in Section 3.3 hereof. Notwithstanding the foregoing, a Person that (a) is an Affiliate of a Member and to whom such Member has Transferred all or any portion of its Interest in accordance with Section 10.1 hereof or (b) is a transferee of all or a portion of the Cendant Member’s Interest as permitted by Section 10.1 hereof shall be admitted as a New Member without the consent of the other Members, provided that such New Member executes this Agreement and makes the representations and warranties set forth in Section 3.3 hereof.

Section 3.3      Representations. Each Member hereby represents and warrants to the Company as follows:

(a)      Such Member is a corporation, limited liability company, partnership or business trust duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Such Member has full right, power and authority to execute and deliver this Agreement and to perform each of its obligations hereunder.

(b)      All necessary action, corporate or otherwise, on the part of such Member necessary to authorize the execution and delivery by such Member of this Agreement and the performance by such Member of its obligations hereunder has been taken, and no further action on the part of such Member is necessary for such authorization. This Agreement has been duly authorized, executed and delivered by such Member and (assuming due authorization, execution and delivery by the other Members), constitutes a legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms.

(c)     Except as otherwise set forth in or contemplated by this Agreement with respect to the Company, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority or any other Person (other than such as have been obtained or made by such Member) is required to be made or obtained by such Member in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d)      Neither the execution and delivery of this Agreement by such Member nor the consummation by such Member of the transactions contemplated hereby, nor compliance by such Member with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws or similar governing documents of such Member or (ii) assuming the consents, permits, authorizations, approvals, filings and registrations previously disclosed in writing by such Member to the other Members are obtained or made (x) violate any statute, code, ordinance, rule, regulation, judgment, order, write, decree or injunction applicable to such Member or any of its properties or assets or (y) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any encumbrance upon any of the properties or assets of such Member under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Member is a party, or by which its properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not prevent or materially hinder or delay such Member’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.4      No Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.5      Company Property. No real or other property of the Company shall be deemed to be owned by any Member individually but shall be owned by and title shall be vested solely in the Company. The Interests of the Members in the Company shall constitute personal property.

Section 3.6      Confidentiality.

(a)      Each Member agrees not to disclose, communicate, use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets of the Company or any Subsidiary or any other Member or its Affiliates, including personnel information, secret processes, know-how, customer lists, formulas or other technical data (“Confidential Information”), except as may be required by law; provided, however, that (i) this prohibition shall not apply to (x) any information which, through no improper action of such Member, is publicly available or generally known in the industry or (y) any information which is disclosed upon the approval of all of the Members and (ii) such information may be disclosed to the extent required by law, legal process or applicable stock exchange rule. Each Member acknowledges and agrees that any information or data such Member has acquired on any of these matters or items were received in confidence and as fiduciary of the Company.

(b)     It is agreed between the parties that the Company would be irreparably damaged by reason of any violation of the provisions of this Section 3.6 and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any Member, such Member’s agents, assigns or successors for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of this Section 3.6 and that the Company shall be entitled to seek any other relief or remedy that it may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against any Member relating to any such breach. It is also expressly agreed that any Member shall have the right to enforce this Section 3.6 on behalf of the Company against the other Members.

(c)      Notwithstanding the foregoing, the participation or involvement of any Member in the Company shall not confer upon the Company or otherwise entitle the Company or any other Member thereof to use or otherwise disclose in connection with the Company and its business and affairs the name of such Member without such Member’s prior consent.

(d)     Except as otherwise agreed by the Members, in the event of a PHH Change of Control or anticipated PHH Change of Control, the PHH Member shall implement reasonable internal access controls and other restrictions on the use and disclosure of Confidential Information to prevent any directors, officers, employees, agents, consultants or contractors of a third party from having access to such Confidential Information.

ARTICLE IV
Capital Contributions

Section 4.1      Capital Structure. The capital structure of the Company shall consist of one class of Interests (“Common Interests”). Except as otherwise set forth herein, each of the Common Interests shall be identical.

Section 4.2      Capital Contributions.

(a)     Each Member has contributed, as an initial capital contribution (“Initial Capital Contribution”) to the Company, the amount set forth opposite such Member’s name on Schedule I hereto, and hereby agrees to contribute, in accordance with the provisions of Section 2.11 of this Agreement, all of its right, title and interest (whether now held or hereafter acquired) in and to the assets described in Section 2.11(a) hereto having the estimated Gross Asset Values as are reflected on Schedule II hereto (with the final Gross Asset Values for such assets to be determined for purposes of this Agreement in accordance with Section 2.11).

(b)      In exchange for the Initial Capital Contributions, each Member has received an Interest in the Company in proportion to the Interest percentage (“Common Interest Percentage”) set forth opposite the name of such Member on Schedule I hereto.

Section 4.3      Additional Provisions Concerning Capital Contributions.

(a)     Capital Contributions. Other than as set forth in Section 4.2, no Member shall be permitted to make additional Capital Contributions to the Company except upon the prior written approval of all the other Members; provided, however, that notwithstanding anything to the contrary contained herein, in the event of an Additional Capital Determination (as defined below), then additional Capital Contributions shall be made by each Member in an amount equal to the product of (x) the Additional Capital Amount with respect to such Additional Capital Determination and (y) such Member’s Common Interest Percentage. An “Additional Capital Determination” shall mean a determination made by the Managing Member (which determination, if made, shall be immediately notified in writing to the Board), and approved by the Board pursuant to Section 6.3, that the Company requires additional Capital Contributions from the Members to satisfy the Minimum Capital Requirements, as defined in Section 6.3(a)(xviii) herein. The “Additional Capital Amount” with respect to any Additional Capital Determination shall mean the aggregate additional Capital Contributions required from all Members in connection therewith, as approved by the Board pursuant to Section 6.3.

(b)     Interest. Interest, if any, earned on funds contributed or held by the Company shall inure to the benefit of the Company; the Members shall not be entitled to receive interest or any other payments from the Company with respect to their Capital Contributions or Capital Accounts.

Section 4.4      Capital Accounts.

(a)     In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), a capital account (a “Capital Account”) shall be established and maintained for each Member throughout the full term of the Company. A Member’s Capital Account (i) shall be increased by (A) the amount of cash and the Fair Market Value of property (other than cash) contributed by such Member and (B) such Member’s allocable share of the Company’s Net Income (and items of income and gain) for each Fiscal Period; and (ii) shall be decreased by (A) the amount of cash and the Fair Market Value of property (other than cash) distributed to such Member and (B) such Member’s allocable share of the Company’s Net Loss (and items of deduction and loss) for each Fiscal Period.

(b)     In addition to the adjustments specified by Section 4.4(a), each Member’s Capital Account shall also be adjusted for any other increases or decreases that are made to Capital Accounts pursuant to Section 704(b) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv).

(c)      In the event any Interest or portion thereof is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account or ratable portion thereof of the transferor to the extent such Capital Account relates to the Interest or portion thereof so transferred, except to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

(d)     It is the intention of the Members that Capital Accounts shall be maintained in accordance with Section 704(b) of the Code and with the Treasury Regulations promulgated thereunder so that the allocations of items of income, gain, loss, deduction and credit provided herein have substantial economic effect thereunder.

(e)      Except as may be required by the provisions of the Act or to the extent of any withdrawal of capital in contravention of this Agreement or any distribution in contravention of this Agreement, at no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in his Capital Account have any obligation to the Company or the other Members to restore such negative balance, and such negative balance shall not be treated as an asset of the Company. Notwithstanding whether a Member has a positive or a negative balance in its Capital Account, a Member shall be obligated to restore to the Company the amount of any withdrawal of capital in contravention of this Agreement or any distribution in contravention of this Agreement.

Section 4.5      Return of Capital Contributions. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Contribution.

Section 4.6      Loans From Members. Loans by a Member to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member. The amounts of any such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made. The repayment of loans from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 9.4 hereof. Notwithstanding anything to the contrary in this Agreement, any Loan by a Member to the Company shall be subject to the provisions of Section 6.1(e) and shall be on arm’s-length market terms.

ARTICLE V
Allocations and Distributions

Section 5.1      Allocations of Net Income and Net Loss. This Section 5.1 sets forth the rules for both the book allocations of Net Income (and items of income and gain) and Net Loss (and items of loss and deduction), to reflect the economic arrangements of the Members and, subject to Section 5.5, for the tax allocations for United States federal income tax purposes, pursuant to Section 704 of the Code and the Treasury Regulations promulgated thereunder.

(a)     Except as otherwise provided in this Article V, Net Loss shall be allocated among the Members with respect to each Fiscal Period as of the end of such Fiscal Period pro rata based upon their respective Common Interest Percentages.

(b)      Except as otherwise provided in this Article V, Net Income shall be allocated among the Members with respect to each Fiscal Period as of the end of such Fiscal Period pro rata based upon their respective Common Interest Percentages.

Section 5.2      Adjustments and Special Allocations.

The following special allocations shall be made in the following order and prior to any other allocations under this Agreement:

(a)     Minimum Gain Chargeback. Notwithstanding any other provision of this Article V and except as otherwise provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Period of the Company, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and (j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in such Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)     Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and (j)(2). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)     Qualified Income Offset. Pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(d), in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section have been tentatively made as if this Section 5.2(c) were not in the Agreement. This Section 5.2(c) is intended to satisfy the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistent therewith.

(d)     Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Period shall be allocated among the Members in accordance with their respective Common Interest Percentage.

(e)     Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Period of the Company or portion thereof shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Treasury Regulation Section 1.704-2(i)(1).

(f)     Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) (2) or (4) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Treasury Regulations.

Section 5.3      Net Loss Limitation.

Notwithstanding the provisions of Section 5.1(a), the Net Losses (or items of deduction or loss) allocated pursuant to Section 5.1(a) hereof shall not exceed the maximum amount of Net Losses (or items of deduction or loss) that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Period. In the event that some but not all Members would have Adjusted Capital Account Deficits as a consequence of the allocation of Net Losses (or items of deduction or loss) pursuant to Section 5.1 hereof, the limitation set forth in this Section 5.3 shall be applied on a Member by Member basis and Net Losses (or items of deduction or loss) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the respective positive balances in such Members’ Capital Accounts so as to allocate the maximum permissible Net Losses (or items of deduction or loss) to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

Section 5.4      Other Allocation Rules.

(a)      For purposes of determining the Net Income, Net Loss or other items allocable to any Fiscal Period, subject to approval by the Board pursuant to Section 6.3(a)(xiv) hereof, Net Income, Net Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Managing Member using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder. Without limiting the generality of the foregoing, the Managing Member shall, subject to approval by the Board pursuant to Section 6.3(a)(xiv), allocate items of Net Income (and items of income or gain) and Net Loss (and items of deduction or loss) between a Member and any Person who has acquired an Interest in the Company from such Member (including as a result of the provisions of Article VIII) using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(b)     “Excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall, subject to Section 6.3(a)(xiv) hereof, be allocated to the Members in any permissible method as determined by the Managing Member.

Section 5.5      Tax Allocations; Code Section 704(c).

(a)      Except as otherwise provided for in this Agreement, each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner for U.S. federal income tax purposes as the correlative item of book income, gain, loss, deduction and credit is allocated pursuant to Sections 5.1, 5.2, 5.3 and 5.4. In addition, in accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for U.S. federal income tax purposes and its initial Gross Asset Value at the time of contribution using the “traditional method” as set forth in Treasury Regulation Section 1.704-3(b).

(b)      In the event the Gross Asset Value of any Company asset is adjusted in accordance with the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for U.S. federal income tax purposes and its adjusted Gross Asset Value in a manner consistent with the principles of Code Section 704(c) and the Treasury Regulations promulgated thereunder.

(c)      Any elections or other decisions relating to such allocations shall, subject to Section 6.3(a)(xiv) hereof, be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of U.S. federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Members’ Capital Account or share of Net Income (or items of income or gain) or Net Loss (or items of loss or deduction), other items, or distributions pursuant to any provision of this Agreement.

Section 5.6      Distributions.

Within thirty (30) days following the completion of each Fiscal Quarter, the Managing Member shall cause the Company to distribute to all Members an amount equal to the Distributable Net Income for such Fiscal Quarter pro rata based upon their respective Common Interest Percentages.

ARTICLE VI
Management

Section 6.1      Managing Member.

(a)     General. The PHH Member shall be the Managing Member of the Company, and shall manage the Company in accordance with this Agreement. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

(b)      Powers and Duties. Except for circumstances in which the approval of the Board is required by this Agreement pursuant to Section 6.3, the Managing Member shall have full, exclusive and complete discretion to manage the business and affairs of the Company in the ordinary course. Notwithstanding the foregoing, the Managing Member covenants and agrees to manage the business and affairs of the Company in accordance with the following terms and provisions:

(i)     The Managing Member shall manage the business and affairs of the Company only in a manner consistent with and in furtherance of the purposes set forth in Section 2.5(a) of this Agreement. The Managing Member shall not cause or permit the Company or any of its Subsidiaries to engage in any business or activity other than that permitted to be conducted by the Company or any of its Subsidiaries pursuant to Section 2.5(a) of this Agreement, or take or fail to take any action that would prevent or preclude the Company from carrying on its business as contemplated in this Agreement.

(ii)     The Managing Member shall cause the Company and its Subsidiaries to sell any and all Mortgage Loans it originates as promptly as practicable, but in no event earlier than three (3) Business Days following the closing and funding of such Mortgage Loan, and at no time shall the Managing Member cause or permit the Company or any of its Subsidiaries to hold any Mortgage Loans for investment purposes (it being the Members’ intent that at least 15% of the total number of all loans originated by the Company be sold to unaffiliated Persons pursuant to Investor Commitments or other sale arrangements entered into on terms consistent with the provisions of Section 6.1(b)(iii) below).

(iii)     In connection with any sales of Mortgage Loans by the Company or any Subsidiary of the Company, whether to the Managing Member or any of its Affiliates or to Persons that are not Affiliates of any Member, the Managing Member shall cause the Company or such Subsidiary to sell such Mortgage Loans only on arm’s-length terms pursuant to industry-standard loan sale documentation and on industry-standard terms for best efforts execution inclusive for servicing released sales.

Such duties may be delegated by the Managing Member to such officers, agents or employees of the Company as the Managing Member may deem appropriate from time to time.

(c)      Fiduciary Duties of Managing Member. The Managing Member, in the performance of its duties as such, shall owe to the Members duties of loyalty and due care of the type owed by the general partner of a limited partnership to its limited partners under the laws of the State of Delaware.

(d)     Compliance with Transaction Documents. Without limiting the provisions of Section 6.1(b), the Managing Member shall cause the Company to operate its business at all times in a manner consistent with the SRA, this Agreement and all the other Transaction Documents.

(e)     Transactions With Affiliates. Any transactions between the Company, on the one hand, and the Managing Member or any Affiliate thereof, on the other hand (any such transaction, a “Related Transaction”), including without limitation any arrangements for sale of Mortgage Loans (including the Mortgage Loan Sale Agreement), shall be approved by the Board in accordance with Section 6.3 prior to the time that the Company engages or agrees or commits to engage in any such Related Transaction. Notwithstanding the fact that the terms of a Related Transaction have been previously approved by the Board, the Managing Member shall not permit the Company to enter into a Related Transaction unless the transaction is entered into on an arm’s length basis on terms no less favorable to the Company than the terms that the Company could obtain from an independent third party.

(f)     Status of Managing Member. The Managing Member shall be the sole “manager” (as that term is used in the Act) of the Company. Neither the Advisors nor the officers of the Company, in such capacity, shall be “managers.” No Person who is not also a Member may be appointed or serve as the Managing Member.

(g)      Reliance by Third Parties. Third parties dealing with the Company may rely conclusively upon any certificate of the Managing Member to the effect that it (or its designee) is acting on behalf of the Company. Subject to the provisions of this Agreement, the signature of an authorized officer of the Managing Member shall be sufficient to bind the Company in every manner to any agreement or on any document.

(h)      HUD Manager. Notwithstanding any other provisions of this Agreement, however, for the purposes of complying with the regulations of the HUD only, a separate person shall be designated by the Managing Member (upon prior written consent of the Cendant Member) as the HUD-Manager, who will have as his/her principal activity the management of the Company as it relates to the origination of FHA-insured mortgages and shall have exclusive authority to deal with HUD/FHA on behalf of the Company (the “HUD-Manager”). If the HUD-Manager withdraws or is removed, a new HUD-Manager shall be designated by the Managing Member, and HUD shall be notified of the change. Upon admission of any new Member, such new Member shall be deemed to agree that the HUD-Manager shall have exclusive authority to deal with HUD/FHA on behalf of the Company.

Section 6.2      Board of Advisors.

(a)     Establishment. There is hereby established a committee (the “Board”) comprised of natural persons (the “Advisors”), whose primary purpose shall be to provide a means for the Cendant Member to exercise its approval rights over certain actions of the Company, as set forth in Section 6.3 below.

(b)     Number of Advisors. The authorized number of Advisors shall be five (5) and the Board shall be designated as set forth in paragraphs (c) and (d) below. No Member may appoint any Advisor except as expressly set forth in paragraphs (c) and (d) below.

(c)      Appointment by the PHH Member. The PHH Member shall have the right to designate (and to remove and/or designate successive replacements for) three (3) Advisors (“PHH Advisors”). Each PHH Advisor shall have one (1) vote with respect to any matter to be voted on by the Board. The initial PHH Advisors shall be Donna Van Osten, Marshall Gayden and Robert Groody.

(d)     Appointment by Cendant. The Cendant Member shall have the right to designate (and to remove and/or designate successive replacements for) two (2) Advisors (“Cendant Advisors”). Each Cendant Advisor shall have one (1) vote with respect to any matter to be voted on by the Board. The initial Cendant Advisors shall be Dave Weaving and Judy Reeves.

(e)     Term of Office. Once designated, an Advisor shall continue in office until such Advisor’s removal in accordance with this Agreement or such Advisor’s earlier death or resignation. Any Advisor may resign at any time by giving written notice to that effect to the Board and the Managing Member. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice, and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.

(f)     Meetings of the Board. The Board shall meet regularly at least once each Fiscal Quarter, at such time and at such place as the Board may designate. Special meetings of the Board shall be held on the call of any Advisor upon at least five (5) Business Days (if the meeting is to be held in person) or two (2) Business Days (if the meeting is held by telephone communications) notice to each of the other Advisors, or upon such shorter notice as may be approved by the Advisors (including at least one PHH Advisor and at least one Cendant Advisor), and such notice may be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Advisor at his or her business or residence address, provided that notice shall be deemed given when actually delivered to the Advisor. Any Advisor may waive such notice as to himself or herself.

(g)     Conduct of Meeting. Any meeting of the Advisors may be held in person or telephonically.

(h)     Quorum. A majority of the Advisors which have been designated and who are then in office shall constitute a quorum of the Board for purposes of conducting business, provided that such quorum shall include at least one Cendant Advisor, and provided further that proper notice of such meeting was delivered pursuant to paragraph (f) above.

(i)     Voting. The effectiveness of any vote, consent or other action of the Board in respect of any matter set forth in Section 6.3 shall require a majority vote of the entire Board (at least three Advisors voting in favor of such consent or other action), provided that such majority must include the affirmative vote of at least one Cendant Advisor. No Advisor shall be disqualified from voting on, or shall be required to recuse himself or herself from the consideration of or voting on, any matter by reason of such Advisor’s or any related Person’s interest in such matter (it being understood that in approving or disapproving any matter an Advisor may act to protect the interests of such Advisor or related Person, as the Managing Member, a Member, or in any other capacity), so long as such Advisor discloses such interest to, or such interest is reasonably apparent to, the other Advisors. Only the Advisors in attendance at (or participating by telephone in) any meeting of the Board may vote on any matter as to which a vote is taken during such meeting, and no Advisor may vote by proxy, absentee ballot or any other means.

(j)     Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Advisors consent thereto in writing, and such writing is filed with the minutes of proceedings of the Board.

Section 6.3     Actions Requiring Board Approval.

(a)     It is hereby understood and agreed by the Members that (x) the Company shall not take, nor shall the Managing Member and/or any officer of the Company cause the Company to take, nor shall the Company authorize or permit any of its Subsidiaries to take, any of the following actions (in each case, the taking of which shall be hereinafter referred to as a “Major Action”) without first obtaining approval thereof by the Board in accordance with Section 6.2, in each case:

(i)     Accounting. (a) Except as otherwise may be mandated by GAAP, change any of the accounting principles or practices used by the Company or (b) change the independent auditors of the Company;

(ii)     Acquisitions and Dispositions. Other than as specifically contemplated by this Agreement or any other Transaction Document or the then-current Annual Business Plan approved in accordance with Section 6.9 of this Agreement, (a)(1) purchase or acquire any assets or property (including real property or capital stock of a business) or (2) make any capital expenditures in excess of $100,000, or (b) sell, option, convey, exchange, lease (as lessor), license or otherwise dispose of or transfer any portion of or any interest in any property of the Company, other than sales of Mortgage Loans made in accordance with Section 6.1(b)(iii);

(iii)     Advisors. Employ accountants, legal counsel, investment bankers or other experts, other than those currently used by PHH or Cendant, to perform services for the Company;

(iv)     Bankruptcy. Make, execute or deliver on behalf of the Company an assignment for the benefit of creditors; or cause the Company, or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation, or similar proceedings with respect to the Company;

(v)     Distributions or Capital Returns. Declare, set aside, or pay any dividend or make any distribution of assets (whether in cash, securities, property, or any combination thereof), or return to a Member any amount of its Capital Contribution, except, in each case, as expressly provided herein;

(vi)     Indebtedness. Obligate the Company, any Subsidiary of the Company or any Member as a surety, guarantor, or accommodation party to any obligation; incur any indebtedness for borrowed money (other than pursuant to the Loan Funding Facility and trade payables incurred in the ordinary course of business); or impose upon any Member any personal liability in respect of any indebtedness of the Company, except as and to the extent agreed in writing by such Member;

(vii)     Issuances or Repurchases of Interests. (a) sell or issue, or enter into any agreement to sell or issue, to any Person any Interest in the Company or option or other right to acquire any Interest or any other equity interest or quasi equity interest in the Company; (b) repurchase any Interest or any other equity interest in the Company, in each case other than as specifically contemplated by this Agreement; or (c) admit any Person as a Member;

(viii)     Joint Ventures. Enter into any joint venture, joint operating or similar arrangement;

(ix)     Judgments. (1) Confess a judgment against the Company, or settle or adjust any claims against the Company, resulting in either (A) the payment or transfer of consideration of more than $150,000 for a single judgment or claim or more than $500,000 in the aggregate during any 12-month period, (B) any material or significant restriction on the ability of the Company to conduct its business as contemplated by this Agreement and the other Transaction Documents, or (C) that otherwise causes a significant change in the business operations of the Company; or (2) commence any legal action or proceeding involving the Company where the amount exceeds $300,000;

(x)     Liens or Encumbrances. Grant any lien or encumbrance on any property of the Company (other than the interest of any lessor in property leased by the Company as lessee under a capitalized lease or operating lease entered into in accordance with this Agreement), other than as specifically contemplated by this Agreement or the Loan Funding Facility;

(xi)     Material Contracts. Enter into any new contract, or modify any existing contract, if such contract is a Transaction Document or is otherwise material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole;

(xii)     Related Transactions. Enter into, modify or amend the terms of in any material manner, make any material waiver on behalf of the Company under, or terminate any Related Transaction, including any Transaction Document to which the Company, on the one hand, and PHH or any of its Subsidiaries (other than the Company), on the other, are parties;

(xiii)     Mergers. Directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person, other than as specifically contemplated by this Agreement;

(xiv)     Tax Matters. Take any action to the extent that this Agreement provides that such action is subject to the provisions of this Section 6.3(a)(xiv), make any election under the Code and other relevant tax laws as to the status of the Company, the treatment of items of income, gain, loss, deduction and expense, and as to all other relevant matters, including, without limitation, elections referred to in Section 754 of the Code, determine which items of cash outlay are to be capitalized or treated as current expenses, or select the method of accounting and bookkeeping procedures to be used by the Company;

(xv)     Annual Business Plan. Approve each Annual Business Plan and any material changes thereto or deviations therefrom;

(xvi)     Chief Executive Officer. Appointment of the president and/or chief executive officer of the Company;

(xvii)     Fair Market Value. Make any determination of Fair Market Value required to be made under this Agreement;

(xviii)     Minimum Capital Requirements. Make any final Additional Capital Determination or any determination regarding the respective Additional Capital Amounts required to be made by Members in connection therewith; or approve the amount of cash or cash equivalents that should be retained by the Company in order to meet minimum regulatory capital and reserve requirements imposed by any Governmental Entity, whether in connection with retaining the licenses and registrations necessary for the Company to originate Mortgage Loans or otherwise, or by any creditor of the

Company or any of its Subsidiaries, including any lender under the Loan Funding Facility (the “Minimum Capital Requirements”);

(xix)     Liquidating Trustee. The appointment of a Liquidating Trustee that is a Person other than the Managing Member; or

(xx)     Agree to do any of the foregoing.

The Managing Member shall cause the governing documents of each of the Company’s Subsidiaries to provide that such Subsidiary must obtain the approval of the Company, as outlined pursuant to this Section 6.3, prior to taking any action set forth in this Section 6.3.

Section 6.4     Company Resources. Except as specifically provided in this Agreement or any other Transaction Document, or with the prior approval of the Board, the Company shall not pay to or use for the benefit of any Member, funds, assets, credit or other resources of any kind or description of the Company. Funds of the Company shall be deposited only in the accounts of the Company in the Company’s name, shall not be commingled with funds of any Member, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Managing Member.

Section 6.5     Advisors Have No Managerial Authority.

(a)     Neither the Board nor the Advisors (individually or together with one or more other Advisors) shall have power to direct or participate in the management of the Company; provided, however, that nothing contained in this Section 6.5(a) shall adversely affect or impair the authority and obligations of the Board and the Advisors pursuant to Sections 6.2 and 6.3 hereof.

(b)     The Advisors (acting in their individual capacity as such) shall owe no fiduciary or other duties to the Company or any Member.

(c)     Unless expressly and duly authorized in writing to do so by the Managing Member and the Board, no other Member and no Advisor shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

Section 6.6     Devotion of Time. The Advisors (in their capacity as Advisors) shall not be obligated to devote all of their time or business efforts to the affairs of the Company, and shall devote such time, effort, and skill as they deem appropriate for the execution of their duties and responsibilities under this Agreement.

Section 6.7     Officers. The initial executive officers of the Company shall be the individuals set forth in Schedule 6.7 hereto (the “Initial Officers”). Successors to the Initial Officers, and such other executive officers as may be necessary to conduct the business of the Company, shall be chosen by the Managing Member, subject to the approval of the Board if required pursuant to Section 6.3 hereof.

Section 6.8     Remuneration; Reimbursement. Neither the Managing Member nor any Advisor or officer shall be entitled to remuneration in its capacity as such.

Section 6.9     Approval of Annual Business Plan. Not less than seventy-five (75) days prior to the end of each fiscal year, the Managing Member shall submit to the Board the business plan of operations for the Company for the upcoming fiscal year, which shall contain detailed budget, planning, projection and profitability information (the “Annual Business Plan”). Each Annual Business Plan shall be subject to approval of the Board in accordance with Section 6.3.

Section 6.10     Reports.

(a)     No later than the sixth (6th) Business Day following the end of each calendar month, the PHH Member shall, in its capacity as Managing Member on an outsourced basis, deliver to the Cendant Member:

(i)     those surveys and reports listed and described in Schedule 6.10(a)(i) hereto to verify compliance with the covenant contained in Section 6.1(d); and

(ii)     a copy of (a) the balance sheet of the Company as of the end of the month, (b) an income statement of the Company for such month, and (c) reports reflecting other financial and statistical information with respect to the Company, prepared substantially in the form of the report set forth in Schedule 6.10(a)(ii).

(b)     No later than the tenth (10th) Business Day following the end of each calendar month, the PHH Member shall, in its capacity as Managing Member on an outsourced basis, deliver to the Cendant Member such forward-looking financial information about the Company and the Company’s operations as the Cendant Member may reasonably request (i.e., that is capable of being obtained, produced, or generated without undue effort by the Company and the Managing Member) from time to time (the “Monthly Forecasts”). The Managing Member shall (i) provide the Monthly Forecasts to the Cendant Member in the format requested by the Cendant Member and on a timely basis and (ii) make members of its management and the Company’s management reasonably available for discussion relating to such Monthly Forecasts. The Managing

Member acknowledges that the Cendant Member and any Affiliate thereof may use the Monthly Forecasts for the purpose of developing projections of the Company’s future financial performance and may include such projections in reports and other documents filed with Governmental Entities, and as such, the Managing Member represents and warrants to Cendant that the Managing Member shall prepare the Monthly Forecasts in good faith and shall use its reasonable best efforts to ensure that the Monthly Forecasts provide the most accurate estimate of the Company’s future results.

(c)     No later than the tenth (10th) Business Day following the completion of each Fiscal Quarter, the PHH Member shall, in its capacity as Managing Member on an outsourced basis, deliver to the Cendant Member all statements, reports and other documents reasonably requested by the Cendant Member that may be necessary or appropriate for the Cendant Member or any Controlling Person thereof (including, without limitation, Cendant) to satisfy all its reporting requirements pursuant to the Securities Exchange Act of 1934.

(d)     The Managing Member shall cause the Company to deliver to the Cendant Member the financial reports and other information described in Sections 11.5 and 11.6 hereof.

ARTICLE VII
Changes in Law; Financial Reporting

Section 7.1     Compliance with Law; Changes in Law.

(a)     The Members shall use commercially reasonable efforts to ensure that the Company’s business and operations comply at all times with all applicable laws, including RESPA.

(b)     In the event that, as a result of any change in law, rule or regulation or interpretation thereof after the date hereof, as set forth in a written document by a Governmental Entity of competent jurisdiction, (i) any term or provision of this Agreement or any of the other Transaction Documents, in the written opinion of nationally-recognized counsel of either party, is not compliant in any material respect with any applicable law, including RESPA, or (ii) the financial terms of this Agreement and the other Transaction Documents, taken as a whole, become materially inconsistent with the then-current market, the Members shall use commercially reasonable efforts to restructure the business and operations of the Company and amend the relevant provisions of this Agreement and the other Transaction Documents to the extent necessary to achieve as closely as possible the intention of the parties with respect to the economics of the relationships provided for in this Agreement and the other Transaction Documents in a manner that complies with such law, and, in the case of a change in law, rule or regulation described in (ii) above, the Cendant Member shall have the right, by providing written notice to the PHH Member, to cause PMC and the PHH Member to enter into good faith discussions to renegotiate the economic terms provided for in this Agreement and the other Transaction Documents. In the event the Members fail to reach agreement regarding any such restructuring and renegotiation on terms that are reasonably satisfactory to the Cendant Member within thirty (30) days following the date on which written notice is provided by the Cendant Member, the existing financial terms shall remain in full force and effect; provided, however, that in such case the Cendant Member may elect to solicit from the PHH Member and from other Persons a request for proposals for the provision of mortgage services substantially similar to those provided for in this Agreement and the other Transaction Documents. In the event that any proposal received by the Cendant Member contains financial and other terms that, taken as a whole, are reasonably determined by the Cendant Member to be superior to those set forth in the PHH Member’s proposal, and the Cendant Member notifies the PHH Member of its intent to accept such proposal, the PHH Member shall have thirty (30) days from the date of such notification to review and determine whether to accept all of the terms of such proposal, so long as such proposal complies with all applicable laws and regulations (it being understood that the Cendant Member shall have no obligation to accept any proposal at all). In the event that the PHH Member agrees to the terms of such proposal within such thirty (30) day period, such terms shall be incorporated into this Agreement and the other Transaction Documents effective as of a date not later than ten (10) days following such agreement. In the event the PHH Member fails to accept the terms of such proposal, then the Cendant Member, at its option, shall have the right to terminate its relationship as set forth in this Agreement by providing written notice (the “Special Termination Notice”) to the PHH Member and through completion of the transaction contemplated by Section 8.4(b) (a “Special Termination Event”). In the event that the proposal submitted by the PHH Member is selected by the Cendant Member, the terms of such proposal shall be incorporated into this Agreement and the other Transaction Documents effective as of a date not later than 20 days following the Cendant Member’s selection of such proposal.

(c)     If any change in law, rule or regulation described in (b) above involves a change in RESPA that would permit Cendant or an Affiliate of Cendant to be paid directly for loan referrals to the Company, then in lieu of the provisions described in (b) above, the Members shall revise the structure and terms of this Agreement and the other Transaction Documents so that, in lieu of the distributions provided for in this Agreement, the Company shall pay a fee to the Cendant Member in respect of each Mortgage Loan referred to the Company by Cendant or an Affiliate of Cendant in an amount not less than, at Cendant’s option, (i) 10 basis points over the average return to the Cendant Member with respect to its interest in the Company, computed as basis points per loan, over the immediately preceding six Quarterly Periods and (ii) the price the Cendant Member could obtain in the then-current market on substantially similar terms, based upon a survey of the market by Cendant and PMC with the highest and lowest bids being discounted.

Section 7.2     Consolidation.

(a)     The PHH Member hereby represents and warrants to the Cendant Member that the Company will be consolidated on the books of PHH for financial reporting purposes, and that PHH has undertaken and completed prior to date hereof all analyses and investigations as shall be necessary and appropriate to support such position.

(b)     The Members shall use commercially reasonable efforts to take all such actions as shall be necessary to ensure that the Company is consolidated on the books of PHH for financial reporting purposes. Without limiting the foregoing, in the event that, as a result of a change or interpretation in United States generally accepted accounting principles after the date hereof, the Company is required to be consolidated on the balance sheet of Cendant, the Members shall use commercially reasonable efforts to make such changes to the business relationship between the parties and to the provisions of this Agreement as are requested by the Cendant Member to mitigate the effects to Cendant of such change.

Section 7.3     Certain Actions.

The Managing Member shall (i) promptly notify the Cendant Member in writing of any claim or action, or any inquiry or investigation that could result in a claim or action, initiated by any Person (including any Governmental Entity) that, if adversely resolved, would result in a material or significant restriction on the ability of the Company to conduct its business as contemplated by this Agreement and the other Transaction Documents, or that would otherwise cause a significant change in the business operations of the Company, and (ii) keep the Cendant Member actively involved in the settlement or other resolution of any such claim, action, inquiry or investigation; provided, however, that such claim, action, inquiry or investigation shall not be settled or adjusted, and the Company shall not confess a judgment against it in connection therewith, without the approval of the Board pursuant to Section 6.3 hereof.

ARTICLE VIII
Termination of Relationship

Section 8.1     Cendant Termination Events. For purposes of this Agreement, “Cendant Termination Event” means the occurrence of any of the following events:

(a)     A PHH Regulatory Event occurs and is continuing for a period of six consecutive months or more; provided, however, that the PHH Member may elect to defer a termination pursuant to this Section 8.1(a) for up to six (6) additional one-month periods following the time that such termination event shall have first occurred if, no later than the second Business Day prior to the commencement of each such additional one-month period the PHH Member pays the Cendant Member in cash, by wire transfer of immediately available funds to an account designated in writing by the Cendant Member, one million dollars ($1,000,000) (the “Regulatory Event Fee”);

(b)     A Company Regulatory Event occurs and is continuing for a period of six consecutive months or more; provided, however, that the PHH Member may elect to defer a termination pursuant to this Section 8.1(b) for up to six (6) additional one-month periods following the time that such termination event shall have first occurred if, no later than the second Business Day prior to the commencement of each such additional one-month period the PHH Member pays the Cendant Member in cash, by wire transfer of immediately available funds to an account designated in writing by the Cendant Member, an amount equal to the Regulatory Event Fee;

(c)     There is a material violation or breach by the PHH Member (acting in any capacity whatsoever, including as Managing Member) of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document (a “PHH Material Breach”), which violation or breach is not cured by the PHH Member or the other relevant PHH party, in a manner reasonably satisfactory to the Cendant Member, within thirty (30) days after written notice relating to such PHH Material Breach has been delivered by the Cendant Member to the PHH Member;

(d)     The Company fails to make a distribution for any Fiscal Quarter in accordance with the provisions of Section 5.6 hereof within ten (10) Business Days after the date on which the Cendant Member first provides notice to the Company of such failure; provided, however, that any payment of a distribution to the Cendant Member after the due date provided for under Section 5.6 shall include interest from the due date through the payment date at the prime rate;

(e)     (i) The occurrence of a PHH Change of Control involving any entity on the Cendant List attached hereto as Schedule 8.1(e) or any other entity that directly or indirectly conducts or engages in any business covered by the non-competition provisions set forth in Article X of the SRA. The Cendant List shall contain up to ten companies and may be refreshed by the Cendant Member no more frequently than once every two years beginning from the date of this Agreement; provided, however, that if any Person on the Cendant List enters into a merger, consolidation or similar business combination transaction with another Person on the Cendant List, then Cendant may add another Person to the Cendant List to replace such Person within sixty (60) days after the announcement of such transaction, and such addition shall not constitute a refreshing of the Cendant List as discussed above;

(f)     The occurrence of any event or circumstance constituting Insolvency or Bankruptcy with respect to PHH or PMC (a “Bankruptcy Event”); or

(g)     The occurrence of any act or omission by PHH or any of its Subsidiaries that causes or would reasonably be expected to cause material harm to the reputation of Cendant or any of its Subsidiaries.

Section 8.2     Effects of a Cendant Termination Event. Upon the occurrence of a Cendant Termination Event during the term of the Company, the Cendant Member shall have the right to either (i) cause PMC or the PHH Member to purchase (the “Cendant Put”) all of the Interests then held by the Cendant Member or any of its Affiliates or (ii) cause the PHH Member to sell (the “PHH Sale”) all of the Interests then held by the PHH Member or any of its Affiliates to a Person not affiliated with Cendant (any such Person, for purposes of this Section 8.2, the “Cendant Designated Buyer”).

(a)     Cendant Put.

(i)     The exercise price of the Cendant Put (the “Put Price”) shall be an amount equal to the sum of (A) the then-current Capital Account balance of the Cendant Member plus the then-current Capital Account balance of any other Affiliate of Cendant holding an Interest, in each case, as of the Put Date plus (B) the aggregate amount of all past due quarterly distributions to the Cendant Member and to any other Affiliate of Cendant and any unpaid distribution in respect of the most recently completed Fiscal Quarter pursuant to Section 5.6 hereof, in each case as of the Put Date, plus (C) liquidated damages in an amount equal to the Termination Payment (as defined below), calculated as of the Put Date, plus (D) an amount equal to 49.9% of the Net Income, if any, realized by the Company at any time after the end of the Fiscal Quarter most recently completed as of the Put Date attributable to Mortgage Loans in process at any time prior to the Put Date. In the event that the Cendant Member elects to exercise the Cendant Put, the Cendant Member shall provide written notice (the “Cendant Put Notice”) to the PHH Member. The Cendant Put Notice shall set forth the Cendant Member’s calculation of the Put Price and the basis for such calculation. Any disagreement regarding the Put Price or any other matter related to the exercise of the Cendant Put shall be resolved in accordance with the provisions of Section 13.6 hereof. In the event that the Cendant Member elects to exercise the Cendant Put, the PHH Member and the Cendant Member shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Cendant Put transaction as soon as reasonably practicable following the receipt of the Cendant Put Notice by the

PHH Member. Concurrently with the consummation of the Cendant Put transaction, the PHH Member shall pay or cause to be paid the Put Price to the Cendant Member in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Cendant Member. The “Put Date” shall be the date on which the Cendant Put is consummated.

(ii)     Upon the consummation of a Cendant Put, (A) all of the other Transaction Documents shall automatically terminate (except as otherwise provided in any such Transaction Document), (B) neither the Cendant Member nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or other arrangement with any third party mortgage operation, and (C) the PHH Member shall, and shall cause the Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request.

(iii)     “Termination Payment” means an amount equal to (A) the product of (x) two (2) and (y) the actual Net Income of the Company for the trailing twelve months (“LTM Net Income”), plus (B) all costs reasonably incurred by Cendant in unwinding its relationship with PHH pursuant to this Agreement and the other Transaction Documents and transitioning to a new mortgage venture partner; provided, however, that in the case of a Cendant Termination Event pursuant to a PHH Change in Control, in calculating the Termination Payment, the LTM Net Income shall instead be multiplied by the number of years (including fractions thereof) remaining until the tenth (10th) anniversary of the Closing Date; provided further, however, that if such PHH Change in Control termination occurs on or after the eighth (8th) anniversary of the Closing Date, the LTM Net Income shall be multiplied by two (2).

(b)     PHH Sale.

(i)     If the Cendant Member elects to cause the PHH Sale, it shall deliver written notice (the “PHH Sale Notice”) to the PHH Member. The Cendant Member shall provide written notice to the PHH Member of the identity of the Cendant Designated Buyer as promptly as reasonably practicable after delivery of the PHH Sale Notice.

(ii)     The sale price (the “Sale Price”) of the Interests then held by the PHH Member and any of its Affiliates (the “PHH Interests”) to the Cendant Designated Buyer shall be an amount equal to the sum of (A) the fair value of the Interests of the PHH Member and any Affiliate thereof as of the date that the PHH Sale Notice is delivered, which value shall be determined by multiplying the PHH Member’s then-current proportionate membership interest by the Company’s EBITDA for the trailing twelve months, multiplied by a then-current average market EBITDA multiple for mortgage banking companies, plus (B) the aggregate amount of all past due quarterly distributions to the PHH Member and any Affiliate thereof and any unpaid distribution in respect of the most recently completed Fiscal Quarter pursuant to Section 5.6 hereof, plus (C) an amount equal to 50.1% of the Net Income realized by the Company at any time after the end of the Fiscal Quarter most recently completed as of the Sale Date attributable to Mortgage Loans in process prior to the Sale Date. The PHH Sale Notice shall set forth the Cendant Member’s calculation of the Sale Price and the basis for such calculation. Any disagreement regarding the Sale Price or any other matter related to the PHH Sale shall be resolved in accordance with the provisions of Section 13.6 hereof.

(iii)     If the Cendant Member delivers a PHH Sale Notice, then promptly thereafter the Cendant Member and the PHH Member shall work together to effect the sale by the PHH Member and its Affiliates of the PHH Interests to the Cendant Designated Buyer, and the PHH Member shall use its reasonable best efforts to complete such sale as promptly as practicable thereafter. The PHH Member shall cooperate with and assist the Cendant Member and the Cendant Designated Buyer in obtaining all consents and approvals of, making all filings and registrations with and providing all notices to, such Governmental Entities or third parties as shall be necessary or advisable to consummate such sale. At the time agreed upon for the closing of the PHH Sale (the “Sale Date”), (i) the Cendant Designated Buyer shall pay to the PHH Member (and/or, as directed by the PHH Member, to any of its Affiliates) the Sale Price, by wire transfer of immediately available funds, in consideration for the PHH Interests, and (ii) the PHH Member shall pay to the Cendant Member liquidated damages in an amount equal to the Termination Payment as of the Sale Date.

(iv)     Upon consummation of the PHH Sale, (A) the other Transaction Documents (except as otherwise provided in any such Transaction Document) shall automatically terminate, (B) neither Cendant nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation, (C) the PHH Member shall cause all loan officers employed by PMC or any of its Subsidiaries that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request, and (D) the Cendant Designated Buyer or an Affiliate thereof shall become a Member and the sole Managing Member of the Company. The PHH Member shall, and shall cause its Affiliates to, execute any agreement or document necessary to effectuate the provisions of this paragraph (iv).

Section 8.3     PHH Termination Event.

For purposes of this Agreement, a “PHH Termination Event” means the occurrence of any of the following events: (i) a material violation or breach by Cendant or any Subsidiary thereof of any material covenant, agreement or obligation set forth in this Agreement or any other Transaction Document, which violation or breach is not cured and is continuing within sixty (60) days following written notice to the Cendant Member; provided, however, that the PHH Member shall have no right pursuant to this Section 8.3 or otherwise to terminate this Agreement as a result of a breach by any Affiliate of Cendant of the covenant set forth in Section 3.13(b) of the SRA; or (ii) the Bankruptcy of Cendant.

(a)     In the event that a PHH Termination Event shall have occurred, the PHH Member shall have the right to purchase (the “Purchase Right”) all of the Interests then held by the Cendant Member and any of its Affiliates. The exercise price of the Purchase Right (the “Purchase Price”) shall be an amount equal to the sum of (i) the fair value of the Interests then held by the Cendant Member and by any of its Affiliates as of the date that the Purchase Right is exercised, which value shall be determined by multiplying the Cendant Member’s then-current proportionate membership interest by the Company’s EBITDA for the trailing twelve months, multiplied by a then-current average market EBITDA multiple for mortgage banking companies, plus (ii) the aggregate amount of all past due quarterly distributions to the Cendant Member and any Affiliate thereof and any unpaid distribution in respect of the most recently completed Fiscal Quarter pursuant to Section 5.6 hereof, plus (iii) an amount equal to 49.9% of the Net Income realized by the Company at any time after the end of the Fiscal Quarter most recently completed as of the date of purchase attributable to Mortgage Loans in process at any time prior to completion of the Purchase Right transaction. The Purchase Right shall remain exercisable for a period of two (2) months following the occurrence of a PHH Termination Event. In the event that the PHH Member elects to exercise the Purchase Right, the PHH Member shall provide written notice (the “Purchase Notice”) to the Cendant Member prior to the expiration of such two-month period. The Purchase Notice shall set forth the PHH Member’s calculation of the Purchase Price and the basis for such calculation. Any disagreement regarding the Purchase Price or any other matter related to the exercise of the Purchase Right shall be resolved in accordance with the provisions of Section 13.6 hereof. In the event that the PHH Member elects to exercise the Purchase Right, the PHH Member and the Cendant Member shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Purchase Right transaction; provided, however, that the Purchase Right transaction shall not be consummated earlier than the one-year anniversary of delivery of the Purchase Notice. Concurrently with the consummation of the Purchase Right transaction, the PHH Member shall pay or cause to be paid the Purchase Price to the Cendant Member in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Cendant Member.

(b)     Upon consummation of the Purchase Right transaction, (i) all other Transaction Documents shall automatically terminate (except as otherwise provided in any such Transaction Document), (ii) neither the Cendant Member nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation and (iii) the PHH Member shall, and shall cause the Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request.

(c)     The PHH Member’s sole remedy hereunder or under any other Transaction Document with respect to a breach of the covenant set forth in Section 3.13(b) of the SRA shall be the right to receive from the Cendant Entities liquidated damages in an amount equal to the aggregate amount of all documented out-of-pocket costs actually incurred and paid by the PHH Member or any of its Affiliates to one or more third parties as a direct result of such breach.

Section 8.4     Two Year Termination, Special Termination Event and 25-Year Termination.

(a)     Two-Year Termination. At any time after the eighth (8th) anniversary of the Closing Date, the Cendant Member may deliver to the PHH Member a written notice (the “Two-Year Termination Notice”) requesting that the PHH Member either (i) purchase or cause to be purchased (the “Two Year Put”) all of the Interests held by the Cendant Member or any of its Affiliates on a date no earlier than two years after such Two-Year Termination Notice is delivered to the PHH Member (“Two Year Put Date”) or (ii) sell (the “Two Year PHH Sale”) all of the Interests then held by the PHH Member and/or any of its Affiliates to a Person that is not affiliated with Cendant (any such Person, for purposes of this Section 8.4, the “Cendant Designated Buyer”) on a date no earlier than two years after such Two-Year Termination Notice is delivered to the PHH Member (“Two Year Sale Date”).

(i)     Two Year Put.

(1)     The exercise price of the Two Year Put (the “Two Year Put Price”) shall be an amount equal to the sum of (A) the fair value of the Interests of the Cendant Member and any Affiliate thereof as of the Two Year Put Closing Date, which value shall be determined by multiplying the Cendant Member’s then-current proportionate membership interest by the Company’s EBITDA for the trailing twelve months, multiplied by a then-current average market EBITDA multiple for mortgage banking companies, plus (B) the aggregate amount of all past due quarterly distributions to the Cendant

Member and any Affiliate thereof and any unpaid distribution in respect of the most recently completed Fiscal Quarter pursuant to Section 5.6 hereof as of the Two Year Put Closing Date, plus (C) an amount equal to 49.9% of the Net Income realized by the Company at any time after the end of the Fiscal Quarter most recently completed as of the Two Year Put Closing Date attributable to Mortgage Loans in process at any time prior to the Two Year Put Closing Date. No later than sixty (60) days prior to the Two Year Put Date, the Cendant Member shall deliver to the PHH Member a written notice setting forth the Cendant Member’s calculation of the Two Year Put Price and the basis for such calculation. Any disagreement regarding the Two Year Put Price or any other matter related to the exercise of the Two Year Put shall be resolved in accordance with the provisions of Section 13.6 hereof. In the event that the Cendant Member elects to exercise the Two Year Put, the PHH Member and the Cendant Member shall, and shall cause their respective Affiliates to, cooperate as fully as reasonably practicable with one another to consummate the Two Year Put transaction on the Two Year Put Date. Concurrently with the consummation of the Two Year Put transaction, the PHH Member shall pay or cause to be paid the Two Year Put Price to the Cendant Member in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Cendant Member. The “Two Year Put Closing Date” shall be the date on which the Two Year Cendant Put is consummated.

(2)     On the Two Year Put Closing Date, (A) all other Transaction Documents shall automatically terminate (except as otherwise provided in any such Transaction Document), (B) neither Cendant nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation, and (C) the PHH Member shall, and shall cause the Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request.

(ii)     Two Year PHH Sale.

(1)     If the Cendant Member elects to cause the Two Year PHH Sale, it shall provide written notice to the PHH Member of the identity of the Cendant Designated Buyer no later than 180 days before the Two Year Sale Date.

(2)     The sale price (the “Two Year Sale Price”) of the PHH Member’s Interest to the Cendant Designated Buyer shall be an amount equal to the sum of (A) the fair value of the PHH Member’s Interest, which value shall be determined by multiplying the PHH Member’s then-current proportionate membership interest by the Company’s EBITDA for the trailing twelve months, multiplied by a then-current average market EBITDA multiple for mortgage banking companies, plus (B) the aggregate amount of all past due quarterly distributions to the PHH Member and any Affiliate thereof and any unpaid distribution in respect of the most recently completed Fiscal Quarter pursuant to Section 5.6 hereof as of such date, plus (C) an amount equal to 50.1% of the Net Income realized by the Company at any time after the end of the Fiscal Quarter most recently completed on or after the Two Year Sale Date attributable to Mortgage Loans in process at any time prior to the Two Year Sale Date. No later than sixty (60) days prior to the Two Year Sale Date, the Cendant Member shall deliver to PMC or the PHH Member a notice that sets forth the Cendant Member’s calculation of the Two Year Sale Price and the basis for such calculation. Any disagreement regarding the Two Year Sale Price or any other matter related to the Two Year PHH Sale shall be resolved in accordance with the provisions of Section 13.6 hereof.

(3)     The Cendant Member, PMC and the PHH Member shall work together to effect the sale by the PHH Member or its Affiliates of the PHH Interests to the Cendant Designated Buyer, and the PHH Member shall use its reasonable best efforts to complete such sale on the Two Year Sale Date. PMC and the PHH Member shall cooperate with and assist the Cendant Member and the Cendant Designated Buyer in obtaining all consents and approvals of, making all filings and registrations with and providing all notices to, such Governmental Entities or third parties as shall be necessary or advisable to consummate such sale. At the time agreed upon for the closing of the Two Year PHH Sale, the Cendant Designated Buyer shall pay to the PHH Member (or, as directed by the PHH Member, any of its Affiliates) the Two Year Sale Price, by wire transfer of immediately available funds, in consideration for the PHH Interests.

(4)     Upon consummation of the Two Year PHH Sale, (A) the other Transaction Documents shall automatically terminate (other than as set forth in any such Transaction Document), (B) neither Cendant nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation, (C) the PHH Member shall, and shall cause the Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request, and (D) the Cendant Designated Buyer or an Affiliate thereof shall become a Member and the sole Managing Member of the Company. The PHH Member shall, and shall cause its Affiliates, to execute any agreement or document necessary to effectuate the provisions of this paragraph (iv).

(b)     Special Termination Event. Upon the occurrence of a Special Termination Event, the Members shall as promptly as practicable take all such actions necessary to consummate a transaction identical in all material respects to a Two Year Put (a “Special Termination Put”), except that (1) the purchase price shall be calculated as of the date the Special Termination Put is completed, and (2) such transaction shall be completed not later than ninety (90) days following the delivery by the Cendant Member of the Special Termination Notice pursuant to Section 7.1(b). On the date of completion of the Special Termination Put, (A) all other Transaction Documents shall automatically terminate (except as otherwise provided in any such Transaction Document), (B) neither Cendant nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation, and (C) the PHH Member shall, and shall cause the Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request.

(c)     PHH 25-Year Termination. The PHH Member may terminate the relationship between the Parties to this Agreement, effective as of January 31, 2030, by delivering written notice thereof to the Cendant Member (a “Non-Renewal Notice”), which notice shall be delivered no earlier than January 31, 2027 and not later than January 31, 2028. Upon delivery of a Non-Renewal Notice, PMC and the PHH Member shall work together with the Cendant Member to consummate a transaction identical in all material respects to, at the election of the PHH Member, either the Two Year Put (a “Non-Renewal Put”) or Two Year PHH Sale (a “Non-Renewal PHH Sale”), except that (1) the purchase price for such transaction shall be calculated as of the date of completion of such transaction, and (2) such transaction shall be completed no earlier than January 31, 2030. Upon consummation of the Non-Renewal Put or the Non-Renewal PHH Sale, (A) the other Transaction Documents shall automatically terminate (other than as set forth in any such Transaction Document), (B) neither Cendant nor any Affiliate thereof shall be subject to any restriction under this Agreement or any other Transaction Document to pursue a partnership, joint venture or another arrangement with any third party mortgage operation, (C) the PHH Member shall, and shall cause the

Company to, cause all loan officers employed by PMC or any of its Subsidiaries (including the Company) that are located in any of Cendant’s Owned Real Estate Offices to vacate those offices promptly following the Cendant Member’s request, and (D) in the case of a Non-Renewal PHH Sale, the Cendant Designated Buyer or an Affiliate thereof shall become a Member and the sole Managing Member of the Company. The PHH Member shall, and shall cause its Affiliates, to execute any agreement or document necessary to effectuate the provisions of this paragraph (c).

Section 8.5     Effect of Termination Events.

(a)     Notwithstanding anything to the contrary set forth in this Agreement, upon the consummation of a Cendant Put, a Two Year Put, a Purchase Right, a Special Termination Event Put or a Non-Renewal Put, the Cendant Member and each of its Affiliates that is a Member shall cease to be a Member and to have any obligations pursuant to this Agreement.

(b)     Notwithstanding anything to the contrary set forth in this Agreement, upon the consummation of a PHH Sale, a Two Year PHH Sale or a Non-Renewal PHH Sale, the PHH Member and each of its Affiliates that is a Member shall cease to be a Member and to have any obligations pursuant to this Agreement.

ARTICLE IX
Dissolution and Winding Up

Section 9.1     Events Causing Dissolution.

(a)     The Company shall be dissolved upon the first of the following events to occur (an “Event of Dissolution”):

(i)     The written consent all Members at any time to dissolve and wind up the affairs of the Company; or

(ii)     The entry of a decree of judicial dissolution under Section 18-802 of the Act.

No other event, including the retirement, insolvency, liquidation, dissolution, expulsion, bankruptcy, death, incapacity or adjudication of incompetence of a Member, shall cause the existence of the Company to terminate.

(b)     Except as otherwise set forth in this Section 9.1, dissolution shall be effective on the effective date of the Event of Dissolution, but the Company shall not terminate until the assets thereof have been distributed in accordance with the provisions of Section 9.4 hereof and all other provisions of the Act with respect to the dissolution of a limited liability company have been complied with. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

Section 9.2     Winding Up. If the Company is dissolved pursuant to Section 9.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a)     Upon the occurrence of an Event of Dissolution, sole and plenary authority to effectuate the liquidation of the Company shall be vested in the Managing Member or a Person designated by the Managing Member (subject to the approval of the Board pursuant to Section 6.3 hereof) to effectuate the liquidation of the Company or if the Managing Member elects not to effectuate such liquidation and fails to designate a liquidator, such Person as is selected by the Members (the Managing Member or any such liquidating trustee who assumes such responsibility being referred to herein as the “Liquidating Trustee”). The Liquidating Trustee shall proceed diligently to wind up the affairs of the Company, liquidate the assets of the Company in an orderly and businesslike manner consistent with obtaining the fair value thereof and distribute the assets of the Company in accordance with the provisions of Section 9.4 hereof. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Trustee to minimize the losses attendant upon such liquidation. All FHA-insured loans held by the Company shall be transferred to an approved mortgagee or lender prior to dissolution of the Company. Prior to such distribution of the Company’s assets, the Liquidating Trustee shall continue to exploit the rights, activities and properties of the Company consistent with the sale or liquidation thereof, exercising in connection therewith all of the power and authority of the Managing Member as herein set forth.

(b)     In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i)     Prosecute and defend civil, criminal or administrative suits;

(ii)     Collect Company assets, including obligations owed to the Company;

(iii)     Settle and close the Company’s business;

(iv)     Dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v)     Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

(vi)     Discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii)     Distribute any remaining proceeds from the sale of Company Property to the Members;

(viii)     Prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company;

(ix)     Upon the distribution of the assets of the Company in accordance with the provisions of Section 9.4 hereof, the Liquidating Trustee shall cause the Company’s accountants to make a full and proper accounting of the assets, liabilities and operations of the Company, as of and through the date on which such distribution occurs; and

(x)     Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to perform its duties and functions. The Liquidating Trustee (unless such Liquidating Trustee is the Managing Member or an Affiliate thereof) shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in Section 12.1 hereof.

Section 9.3     Compensation of Liquidating Trustee. The Liquidating Trustee appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidating Trustee and the Managing Member.

Section 9.4     Distribution of Company Property and Proceeds of Sale Thereof.

(a)     Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Liquidating Trustee shall distribute the proceeds of such sales, and any Company Property that is to be distributed in kind, to the following groups in the following order of priority:

(i)     to satisfy Company liabilities to creditors, including Members who are creditors, to the extent otherwise permitted by law (other than for past due Company distributions), whether by payment or establishment of reserves;

(ii)     to satisfy Company obligations to Members and former Members to pay past due Company distributions;

(iii)     pro rata among the Members who have made Capital Contributions to the extent of their Capital Contributions; and

(iv)     to the Members pro rata in accordance with their positive Capital Account balances, taking into account all Capital Account adjustments for the Fiscal Period in which the liquidation occurs and any distributions to such Member pursuant to Section 9.4(a)(iii).

All distributions required under this Section 9.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

(b)     The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances or Interests of each Member in such group.

Section 9.5     Company Termination. Upon compliance with the foregoing distribution plan, the Company shall cease to be such, and the Liquidating Trustee shall execute, acknowledge and cause to be filed with the Secretary of State of the State of Delaware articles of dissolution of the Company.

Section 9.6     Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidating Trustee shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s pro rata portion of distributions pursuant to Section 9.4.

ARTICLE X
Transfers and Assignment of Interests

Section 10.1     Consent Required for Transfer.

(a)     No Member shall be entitled to directly or indirectly sell, assign, Transfer or otherwise dispose of all or any portion of his Interest, involuntarily or voluntarily, without the written consent of all the other Members, which consent may be given or withheld in each such other Member’s sole and absolute discretion; provided, however, that notwithstanding the foregoing any Member may sell, assign, Transfer or otherwise dispose of all or any portion of such Member’s Interest to an Affiliate of such Member without the written consent of the other Members; provided further, however, that the Cendant Member may at its election Transfer a portion of its Interest to any Person that acquires or otherwise succeeds to a portion of the business of Cendant Real Estate, and shall transfer (i) its entire Interest to any Person that acquires or otherwise succeeds to substantially all of the business of Cendant Real Estate, or (ii) an appropriate portion of its Interest to any Person that acquires or otherwise succeeds to substantially all of the business of NRT, in each case, whether by merger, asset sale, stock sale, or otherwise (it being understood that in the case of any transfer of a portion of the Cendant Member’s Interest contemplated by this second proviso, the percentage represented by the portion of the Interest so transferred shall be determined based upon the percentage of the Company’s revenue for the then-current trailing twelve months represented by the portion of the business of Cendant Real Estate so transferred in the transaction).

(b)     It shall be a condition to any Transfer of all or a portion of the Cendant Member’s Interest permitted by Section 10.1(a) that any Person acquiring such Interest or portion thereof shall agree in writing to be bound by this Agreement and all of the other Transaction Documents with respect to the portion of the business of Cendant Real Estate acquired by such Person, to the same extent that Cendant Real Estate and the Cendant Member were so bound prior to such transfer (other than as set forth in any such other Transaction Document). In the event of consummation of any such Transfer in accordance with Section 10.1(a), the Managing Member shall amend Schedule I to reflect such Transfer.

(c)     It shall be a condition to any Transfer by a Member which may be permitted under Section 10.1(a) that the transferee assume by written agreement all of the obligations of the transferor under this Agreement with respect to such transferred Interests and make the representations in Section 3.3 hereof. Any attempted or purported Transfer in violation of this Article X shall be null and void ab initio.

Section 10.2     Withdrawal. No Member may withdraw from the Company without the prior written consent of all Members, which consent may be given or withheld for any reason.

ARTICLE XI
Fiscal Matters; Books and Records

Section 11.1     Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company, at the direction of the Managing Member, in time deposits, short-term governmental obligations, commercial paper or other short-term money market instruments in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company’s bank accounts may be withdrawn only to be invested in time deposits, short-term governmental obligations, commercial paper or other short-term money market instruments in furtherance of the Company’s purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

Section 11.2     Records Required by Act; Right of Inspection.

(a)     During the term of the Company’s existence and for a period of four (4) years thereafter, there shall be maintained in the Company’s principal office specified pursuant to Section 2.4 all records required to be kept pursuant to Section 18-305(a) of the Act, including, without limitation, a current list of the names, addresses and Common Interest Percentage held by each of the Members (including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company for all periods of operations.

(b)     Each of the Company and the Managing Member shall, at their sole cost and expense, make available, or cause to be made available, to the Cendant Member or any person designated by the Cendant Member, in a timely manner, all documents or materials in the possession of, or available to, the Company or the Managing Member that the Cendant Member may reasonably request for any business purpose (including, without limitation, any such documents and materials the Cendant Member may request to verify the accuracy of the calculation of Distributable Net Income for any Fiscal Quarter). In furtherance of the foregoing, each of the Company and the Managing Member shall, at its sole cost and expense, make available, or cause to be made available, during normal business hours and with reasonable advance notice, to the Cendant Member or any Person designated by the Cendant Member, resources, including, but not limited to, access to employees, sufficient to respond adequately to any issue or concern raised by the Cendant Member.

Section 11.3     Books and Records of Account. The Company shall maintain books and records in such a manner as to enable the preparation of the Company’s U.S. federal information tax return in compliance with Section 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Company’s required U.S. federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, the records reflecting the Capital Accounts and adjustments thereto specified in Article V hereof. Subject to Section 3.6, all such books and records shall at all times be made available at the principal office of the Company and shall be open to the reasonable inspection and examination by the Members or their duly authorized representatives during normal business hours. Notwithstanding the definition of “Members” herein, only Members admitted as such to the Company shall have the inspection rights provided in the preceding sentence.

Section 11.4     Expenses. The Company will be responsible for all expenses (“Company Expenses”), including, without limitation, (i) all reasonable accounting and legal expenses incurred in connection with Company operations, (ii) all reasonable costs incurred in connection with the preparation of or relating to reports made to the Members, (iii) all reasonable costs related to litigation involving the Company, directly or indirectly, including, without limitation, attorneys’ fees incurred in connection therewith and (iv) all reasonable costs related to the Company’s obligations set forth in Sections 11.10 and 12.1; provided, however, that any Company Expenses must be attributable solely to the operations of the Company, and that any expenses relating to, resulting from or in connection with any other Person, including without limitation any other Person who is an Affiliate of the Managing Member, shall not be Company Expenses.

Section 11.5     Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes. The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns that the Company is required to file. After the end of each fiscal year of the Company, the Company shall prepare and transmit to each Member a report (i.e., Schedule K-1) that shall include all necessary tax reporting information required by Members for preparation of their federal, state and local income or franchise tax returns, including the amount of income, gain, loss, deduction and credit allocated to each Member for such fiscal year.

Section 11.6     Delivery of Audited Financial Statements to Members. As to each fiscal year of the Company, the Company shall send to each Member a copy of (a) the balance sheet of the Company as of the end of the fiscal year, (b) an income statement of the Company for such year, and (c) a statement showing the Net Income distributed by the Company to Members in respect of such year. Such financial statements shall be delivered sixty (60) days following the end of such fiscal year. The Company shall send to each Member all other reports or statements prepared by the Company’s accountants promptly after receipt thereof.

Section 11.7     Audits. The fiscal year-end financial statements to be delivered pursuant to Section 11.6 shall be audited and prepared in accordance with GAAP. The audit shall be performed by an accounting firm selected pursuant to Section 6.3(a)(iii).

Section 11.8     Fiscal Year. The Company’s fiscal year shall end on December 31 of each calendar year.

Section 11.9     Tax Elections. The Company shall, subject to approval of the Board pursuant to Section 6.3(a)(xiv) hereof, make the following elections on the appropriate tax returns:

(a)     to adopt the calendar year as the Company’s fiscal year, if permitted by the Code;

(b)     to elect to amortize the organizational expenses of the Company ratably over a period of sixty (60) months as permitted by Section 709(b) of the Code; and

(c)     any other election the Managing Member determines is in the best interests of the Members, including an election pursuant to Section 754 of the Code to adjust Company Properties upon a distribution of Company Property as described in Section 734 of the Code or a transfer of any Interests as described in Section 743 of the Code.

Neither the Company nor any Member may make an election for the Company to be (i) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or (ii) classified as a corporation for income tax purposes.

Section 11.10     Tax Matters Member. The PHH Member shall be designated as the “tax matters partner” (the “Tax Matters Member”) of the Company pursuant to Section 6231(a)(7) of the Code or corresponding provisions of state or local law, to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service or the state or local taxing authority with respect to Company matters. The Tax Matters Member is, subject to Section 6.3(a)(xiv) directed and authorized to take whatever steps it, in its reasonable judgment, determines is necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service or any state or local taxing authority and taking such other action as may from time to time be required under Treasury Regulations and corresponding provisions of state or local law. Expenses of administrative proceedings relating to the determination of Company items at the Company level undertaken by the Tax Matters Member shall be expenses of the Company. The Tax Matters Member shall inform each Member of the commencement of any audit of the Company by the Internal Revenue Service or any other taxing authority.

ARTICLE XII
Indemnification and Insurance

Section 12.1     Indemnification and Advancement of Expenses.

(a)     In General. The Company shall, to the maximum extent permitted by applicable law, indemnify and hold harmless all Advisors and officers of the Company (“Indemnified Parties”), to the fullest extent permitted by law, from and against any and all Losses, including, without limitation, Losses incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not an Indemnified Party is or may be a party thereto, which arises out of, relates to or is in connection with this Agreement or the management or conduct of the business or affairs of the Company, except for any such Losses that are found, pursuant to a final and nonappealable judgment of a court of competent jurisdiction, to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or breach of this Agreement or knowing violation of law by, the Indemnified Party seeking indemnification. The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnified Party involved in such settlement acted in a manner which constituted gross negligence, bad faith, fraud or willful misconduct or a knowing violation of law. All judgments against an Indemnified Party wherein such Indemnified Party is entitled to indemnification shall, to the extent available, be satisfied from Company assets. The provisions of this Section 12.1 shall survive any termination or expiration of this Agreement. Expenses incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced (and must be advanced to Advisors) by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by the Company. The right of any Indemnified Party to the indemnification and advancement of expenses provided herein shall be cumulative of and in addition to any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(b)     Any indemnification under paragraph (a) of this Section 12.1 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraph (a) of this Section 12.1. Such determination shall be made (i) by a four-fifths vote of the Board, or (ii) if a four-fifths vote of the Board so directs, by independent legal counsel in a written opinion.

(c)     For purposes of this Section 12.1, any reference to the “Company” shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any Person who is or was a director or officer of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer or manager of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 12.1 with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

(d)     Notwithstanding anything in this Article XII to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

(e)     Any indemnification or advancement of expenses provided by, or granted pursuant to, this Section 12.1 shall be considered retroactive to the date upon which the Certificate of Formation was filed with the State of Delaware.

Section 12.2     Insurance. The Company may purchase and maintain insurance or another arrangement on behalf of any Person who is or was an Advisor or officer identified in Section 12.1 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 12.1 or otherwise.

Section 12.3     Limit on Liability of Members. The indemnification set forth in this Article XII shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

Section 12.4     Indemnification by Managing Member.

(a)     The Managing Member shall indemnify and hold harmless the Company and all other Members and their respective Affiliates (“Other Indemnified Parties”), to the fullest extent permitted by law, from and against any and all Losses, including, without limitation, Losses incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not an Other Indemnified Party is or may be a party thereto, arising out of or resulting from (i) the negligence, willful misconduct or violation of law or erroneous acts of or by the Managing Member or any of its officers or employees in connection with the management of the business and affairs of the Company, and (ii) any breach or violation by PMC or any of its Affiliates of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document (including, without limitation, any indemnification payment made to an Advisor or officer under this Article XII hereof as a result of such breach or violation), it being understood that the Company shall retain all risk with respect to, and the Managing Member shall have no indemnification obligations hereunder with respect to, loan level origination defects not otherwise resulting from any of the circumstances described in clause (i) or (ii) of this Section 12.4(a). The provisions of this Section 12.4 shall survive any termination or expiration of this Agreement or any other Transaction Document. The right of any Other Indemnified Party to the indemnification and advancement of expenses provided herein shall be cumulative of and in addition to any and all rights to which such Other Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Other Indemnified Party’s successors, assigns and legal representatives.

(b)     In the case of a PHH Regulatory Event, the PHH Member shall indemnify and hold harmless the Company from and against all Losses incurred by it arising out of or resulting from such PHH Regulatory Event, except, in any such case, to the extent that the Regulatory Order or Proceeding or Losses leading to such PHH Regulatory Event are caused solely by Cendant or any of its Affiliates or any of their respective directors, officers, advisors or employees.

(c)     In the case of a Company Regulatory Event, the PHH Member shall indemnify and hold harmless the Company from and against all Losses incurred or sustained by it arising out of or resulting from such Company Regulatory

Event, except, in any case, to the extent that the Regulatory Order or Proceeding or Losses leading to such Company Regulatory Event are caused solely by Cendant or any of its Affiliates or any of their respective directors, officers, advisors or employees.

(d)     In the event there is a breach or violation by PMC or its Affiliates (excluding the Company), on the one hand, or by Cendant or its Affiliates, on the other hand, of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document, then the breaching Party shall give prompt written notice thereof to the other Party and each Advisor.

Section 12.5     No Additional Indemnification Rights.

Except as set forth herein, no Person (including, without limitation, any Member and any officer, director or agent of any Member) shall have indemnification rights against the Company.

ARTICLE XIII
Miscellaneous Provisions

Section 13.1     Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

Section 13.2     Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and contains all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and the other Transaction Documents supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

Section 13.3     Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.4     Amendment. Except as expressly provided herein (including Section 10.1 hereof), this Agreement may be amended only by a written agreement executed by all the Members. Following such amendment, the Agreement, as amended, shall be binding upon all Members. The Company shall notify the Secretary of HUD of any amendments to this Agreement which would affect the Company’s action under any HUD/FHA administered mortgage insurance program.

Section 13.5     Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

Section 13.6     Negotiation and Mediation.

(a)     Negotiation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a “Dispute”), upon the written notice of any Member hereto, the Members shall attempt in good faith to negotiate a resolution of the Dispute. If the Members are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 13.6(b) hereof.

(b)     Mediation. Any Dispute not resolved pursuant to Section 13.6(a) hereof shall, at the request (the “Mediation Request”) of any Member (the “Disputing Member”), be submitted to mediation in accordance with the then-prevailing Commercial Mediation Rules of the American Arbitration Association, as modified herein (the “Rules”). The mediation shall be held in New York, New York. The Members shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Members within twenty (20) days of receipt by a Member (or Members) of a Mediation Request, then any Member may request (on written notice to the other Member or Members), that the American Arbitration Association appoint a mediator in accordance with the Rules. All mediation pursuant to this Section 13.6(b) shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Members during such mediation shall be admissible for any purpose in any subsequent proceedings. No Member shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Member in the mediation proceedings or about the existence, contents or results of the mediation award without the prior written consent of such other Member except in the course of a judicial or regulatory proceeding or as may be required by law, rule or regulation or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Member intending to make such disclosure shall give the other Member a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a Mediator, or within ninety (90) days of delivery by a Disputing Member of notice in accordance with Section 13.10 (whichever occurs sooner) or within such longer period as the

Members may agree to in writing, then any Member may file an action on the Dispute in any court having jurisdiction in accordance with Section 13.7 herein.

Section 13.7     Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CHOICE OF LAWS RULES THEREOF, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE MEMBERS HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. Any legal suit, action or proceeding against any of the Parties hereto arising out of or relating to this Agreement shall only be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. The Parties hereby agree to venue in such courts and hereby waive, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 13.8     Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 13.9     Effect of Waiver or Consent. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 13.10     Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) by delivering the same in person and receiving a signed receipt therefore, (c) by sending the same by a nationally recognized overnight delivery service or (d) by telecopy (promptly confirmed by telephone and followed by personal or nationally recognized overnight delivery). For purposes of notices, demands, consents and other communications under this Agreement, the addresses of the Members (and their respective counsel, if applicable) shall be as follows:

If to the PHH Member, addressed to:

PHH Broker Partner Corporation
3000 Leadenhall Road
Mt. Laurel, NJ 08054
Attn: William F. Brown

With a copy to:

PHH Mortgage Corporation
3000 Leadenhall Road
Mt. Laurel, NJ 08054
Attn: William F. Brown

If to the Cendant Member, addressed to:

Cendant Real Estate Services Venture Partner, Inc.
1 Campus Drive
Parsippany, NJ 07054
Attn: Eric Bock

With a copy to:

Cendant Corporation
9 West 57th Street, 37th Floor
New York, NY 10019
Attn: Eric Bock

Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given, made and received three (3) Business Days following the date so mailed. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) and (d) shall be deemed to have been given, made and received when sent on a Business Day or, if not sent on a Business Day, then the next succeeding Business Day. Notices, demands, consents and other communications given in accordance with the foregoing clause (c) shall be deemed to have been given, made and received when delivered or refused on a Business Day or, if not delivered or refused on a Business Day, then the next succeeding Business Day. Any Member or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required, provided, that at all times each Member shall be required to maintain a notice address in the continental United States.

Section 13.11     No Consequential Damages.

In no event shall the Cendant Member or any of its Affiliates have any liability to the PHH Member or any of its Affiliates for any indirect, consequential, incidental, collateral, exemplary, punitive, enhanced, special or other similar damages of any kind or nature whatsoever, including, without limitation, lost profits to the PHH Member or any of its Affiliates from past, present or future business opportunities, loss of use or revenue, loss of savings or losses by reason of cost of capital, arising out of or in any manner relating to this Agreement or any other Transaction Document, the performance or breach thereof or the subject matter thereof, whether or not the Cendant Member or any of its Affiliates have been advised of, or otherwise might or should have anticipated, the possibility or likelihood of such damages. The limitations of liability set forth in this Section 13.11 shall apply regardless of the form of action in which a claim is brought, whether in contract, tort (including negligence of any kind, whether active or passive), warranty, strict liability or any other legal or equitable grounds, and shall survive failure of an exclusive remedy.

Section 13.12     Most Favored Nation.

If during the term of this Agreement PMC or any of its Affiliates enters into any agreement, arrangement or understanding with a third party whereby PMC or such Affiliate (or any other entity formed in connection with such agreement, arrangement or understanding) agrees to provide substantially the same Mortgage Loan origination services to such third party, and such agreement, arrangement or understanding contains pricing (other than the pricing of loans) or servicing terms or conditions that, taken as a whole, are more favorable to such third party than the comparable terms of this Agreement and the related Transaction Documents, taken as a whole, are to Cendant, then the Company shall offer such favorable terms and conditions to the Cendant Member with respect to Mortgage Loans originated by the Company pursuant to this Agreement and amend this Agreement and any other Transaction Documents, as applicable, to the extent necessary so that such terms and conditions are incorporated in a manner reasonably acceptable to the Cendant Member.

Section 13.13     Impossibility of Performance.

If during the term of this Agreement, without any change in applicable law, rule or regulation and through no fault or breach of any Party hereto, it shall have become impossible for the Parties to fulfill the objectives of the Company and to perform their obligations hereunder, then the Parties shall proceed with an orderly liquidation and dissolution of the Company in accordance with Article IX hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

CENDANT REAL ESTATE SERVICES
VENTURE PARTNER, INC.

By:	/s/ Eric J. Bock

	Name:	Eric J. Bock
	Title:	Executive Vice President and Secretary

PHH BROKER PARTNER
CORPORATION

By:	/s/ Terence W. Edwards

	Name:	Terence W. Edwards
	Title:	President